     As filed with the Securities and Exchange Commission on July 1, 1997

                                                      Registration No. 333-29399

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         ---------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                         ---------------------------

                        NATIONAL CITY BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

                         ---------------------------

        INDIANA                            6711                       35-1632155
(State or other jurisdiction of    (Primary Standard Industrial      (IRS Employer
incorporation or organization)     Classification Code Number)    Identification Number)

                                227 Main Street
                                 P.O. Box 868
                        Evansville, Indiana  47705-0868
                                (812) 464-9677
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ---------------------------

                                ROBERT A. KEIL
                        National City Bancshares, Inc.
                                227 Main Street
                                 P.O. Box 868
                          Evansville, IN  47705-0868
                                (812) 464-9677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ---------------------------

                                  Copies to:
  David C. Worrell, Esq.                          Robert S. Cohen, Esq.
     Baker & Daniels                      Giffin, Winning, Cohen & Bodewes, P.C.
 300 North Meridian Street                    1 West Old State Capitol Plaza
       Suite 2700                                Suite 600 Myers Building
Indianapolis, Indiana  46204                   Springfield, Illinois  62705
     (317) 237-0300                                  (217) 525-1571

                         ---------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Proposed         Proposed
                                                                             Maximum          Maximum
          Title of Each Class of                          Amount to be    Offering Price     Aggregate          Amount of
     Securities to be Registered                          Registered         Per Unit      Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value                           450,000(1)          (2)         $6,467,716(2)          $1,9603(3)

------------------------------------------------------------------------------------------------------------------------------------

(1)  Based on the maximum number of shares of National City Bancshares, Inc. Common Stock that may be issued in the Merger.
(2)  Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the book value per share of the common stock of
     Bridgeport Bancorp, Inc. as of March 31, 1997.
(3)  Previously paid.
------------------------------------------------------------------------------------------------------------------------------------
This Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     [Bridgeport Bancorp, Inc. Letterhead]

                                                                  July 2, 1997

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of Bridgeport Bancorp, Inc. ("BBI") to be held at 11:00 a.m., local time, on Wednesday, July 30, 1997 at the office of First National Bank of Bridgeport located at 201 North Main Street, Bridgeport, Illinois. At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 21, 1997, which provides for the merger (the "Merger") of BBI with and into National City Bancshares, Inc. ("NCBE").

     If the Merger is approved and consummated, each issued and outstanding share of common stock of BBI ("BBI Common"), other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive from NCBE a number of shares of NCBE common stock ("NCBE Common") equal to the number of shares of NCBE Common having an aggregate Market Value (as defined in the Merger Agreement) of $13,500,000, but not less than 375,000 or more than 450,000 shares divided by the number of shares of BBI Common outstanding on the date of the closing of the Merger. Based on the number of shares of BBI Common expected to be outstanding, each share of BBI Common will be converted into the right to receive not less than 49.5273 and not more than 59.4328 shares of NCBE Common. The provisions for converting shares of BBI Common into NCBE Common and cash in lieu of fractional shares are set forth in the Merger Agreement and described in the accompanying Prospectus/Proxy Statement.

     After careful review and consideration, your Board of Directors believes that the proposed Merger is in the best interests of BBI and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT.

     Please read the accompanying Prospectus/Proxy Statement which describes the Merger and related matters in more detail. Your participation in the Special Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously mailed in your proxy card.

                                      Sincerely,



                                      William A. Tillmann
                                      Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           BRIDGEPORT BANCORP, INC.

                          To be held on July 30, 1997


TO THE SHAREHOLDERS OF BRIDGEPORT BANCORP, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Bridgeport Bancorp, Inc., an Illinois corporation ("BBI"), will be held on Wednesday, July 30, 1997, at 11:00 a.m., local time, at the office of First National Bank of Bridgeport located at 201 North Main Street, Bridgeport, Illinois, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 21, 1997, between BBI and National City Bancshares, Inc., an Indiana corporation ("NCBE"), and the transactions contemplated thereby, pursuant to which, among other things, BBI will be merged (the "Merger") with and into NCBE, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Prospectus/Proxy Statement.

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus/Proxy Statement and is incorporated by reference in this Notice.

     The Board of Directors of BBI has fixed the close of business on June 23, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF BBI HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ITS SHAREHOLDERS. THE BOARD, THEREFORE, RECOMMENDS THAT THE SHAREHOLDERS OF BBI VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT DESCRIBES THE RIGHTS OF BBI SHAREHOLDERS TO DISSENT FROM THE MERGER AND THE PROCEDURES WHICH MUST BE FOLLOWED IN ORDER TO PERFECT SUCH RIGHTS.

                                      By Order of the Board of Directors,
Bridgeport, Illinois
July 2, 1997                          Patricia Schofield, Secretary

                           BRIDGEPORT BANCORP, INC.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 30, 1997

                           -------------------------

                        NATIONAL CITY BANCSHARES, INC.

                                  PROSPECTUS
                     UP TO 450,000 SHARES OF COMMON STOCK

                           -------------------------



     This Prospectus/Proxy Statement relates to the proposed acquisition of Bridgeport Bancorp, Inc., an Illinois corporation ("BBI"), by NCBE Bancshares, Inc., an Indiana corporation ("NCBE"), by means of the merger (the "Merger") of BBI with and into NCBE, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 21, 1997, between BBI and NCBE. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of BBI to be used at the Special Meeting of Shareholders (the "Special Meeting") of BBI to be held on Wednesday, July 30, 1997. At the Special Meeting, holders of shares of BBI's common stock, $25.00 par value per share (the "BBI Common"), will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof at the Special Meeting. Shareholders of BBI are entitled to dissenters' rights in connection with the Merger as described herein. See "SPECIAL MEETING" and "THE MERGER -- Dissenters' Rights." Statement and the accompanying form of proxy are first being mailed to shareholders of BBI on or about July 2, 1997.

     Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of BBI Common, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive shares of common stock, $1.00 stated value per share, of NCBE (the "NCBE Common") and cash in lieu of fractional shares. Each share of BBI Common will be converted to a number of shares of NCBE Common equal to: (i) the number of shares of NCBE Common which have an aggregate Market Value (as defined in the Merger Agreement) of $13,500,000, subject to a minimum of 375,000 shares and a maximum of 450,000 shares; (ii) divided by the number of shares of BBI Common outstanding on the date of the closing of the Merger (the "Closing"). See "THE MERGER -- Conversion of BBI Common." This Prospectus/Proxy Statement also constitutes the prospectus of NCBE with respect to up to 450,000 shares of NCBE Common issuable in the Merger.

     The outstanding shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market. The last reported sale price of NCBE Common on June 26, 1997, was $41.625.

                        -------------------------------

     THE SHARES OF NCBE COMMON HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

           THE SHARES OF NCBE COMMON OFFERED HEREBY ARE NOT SAVINGS
            ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
            SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
               DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                    FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                        -------------------------------

         The date of this Prospectus/Proxy Statement is July 1, 1997

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO NCBE BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO HAROLD A. MANN, SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA 47705-0868 (TELEPHONE NUMBER (812) 464-9675). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY July 23, 1997.


                           -------------------------

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----

AVAILABLE INFORMATION...............................................     5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................     5

SUMMARY.............................................................     6
  Parties to the Merger.............................................     6
  Special Meeting of BBI Shareholders...............................     6
  The Merger........................................................     7
  Summary Comparative Historical and Per Share Data.................    10
  Stock Price Data..................................................    11
  Comparison of Shareholder Rights..................................    11

SPECIAL MEETING.....................................................    12
  Date, Time, Place and Purpose.....................................    12
  Record Date.......................................................    12
  Vote Required.....................................................    12
  Voting and Revocation of Proxies..................................    12
  Solicitation of Proxies...........................................    13

THE MERGER..........................................................    13
  General...........................................................    13
  Background of the Merger..........................................    13
  Reasons for the Merger; Recommendation of
    BBI's Board of Directors..........................................  14
  Closing and Effective Time........................................    14
  Conversion of BBI Common..........................................    14
  Procedures for Exchange of Certificates...........................    15
  Regulatory Approvals..............................................    16
  Dissenters' Rights................................................    16
  Representations and Warranties....................................    17
  Covenants.........................................................    18
  Conditions to the Merger..........................................    18
  Termination and Waiver............................................    19
  No Solicitation; Fees and Expenses................................    19
  Certain Federal Income Tax Consequences...........................    20
  Accounting Treatment..............................................    21

                                                                            Page
                                                                            ----

  Resale of NCBE Common...............................................        21
  Increase in Outstanding Shares of BBI Common........................        22
  Interests of Certain Persons in the Merger..........................        22

VOTING AGREEMENT......................................................        23

SELECTED FINANCIAL DATA...............................................        23

PRO FORMA CONDENSED CONSOLIDATED
  COMBINED FINANCIAL STATEMENTS.......................................        26

COMPARATIVE STOCK PRICES AND DIVIDENDS................................        33

INFORMATION CONCERNING NCBE...........................................        35
  Business............................................................        35
  Recent Developments.................................................        35
  Security Ownership of Certain Beneficial Owners
     and Management...................................................        36

INFORMATION CONCERNING BBI............................................        37
  Business............................................................        37
  Selected Financial Data of BBI......................................        37
  Management's Discussion and Analysis of
    Financial Conditions and Results of Operations....................        38
  Security Ownership of Certain Beneficial Owners
    and Management....................................................        47

DESCRIPTION OF NCBE CAPITAL STOCK.....................................        48
  Authorized Shares...................................................        48
  Dividend, Voting, Liquidation and Other Rights......................        48
  Certain Provisions of Articles of Incorporation and By-laws.........        48
  Certain Provisions of the Indiana Law...............................        49
  Transfer Agent......................................................        49

COMPARISON OF SHAREHOLDER RIGHTS......................................        49
  Classified Board of Directors.......................................        49
  Business Combinations Not Involving
    an Interested Shareholder.........................................        49
  Business Combinations Involving an
    Interested Shareholder............................................        50
  Removal of Directors................................................        50
  Amendments to Articles of Incorporation.............................        50
  Voting Rights.......................................................        51
  Special Meetings of Shareholders....................................        51
  Shareholder Action by Written Consent...............................        51
  Dissenters' Rights..................................................        52
  Control Share Acquisitions..........................................        52
  Indemnification.....................................................        52
  Limitation of Liability of Directors................................        53
  Consideration of Non-Shareholder Interests..........................        54

                                                                                                  Page
                                                                                                  ----

LEGAL MATTERS...............................................................................        54

EXPERTS.....................................................................................        54

INDEX TO BBI FINANCIAL STATEMENTS...........................................................       F-1

APPENDIX A -   Agreement and Plan of Merger dated as of April 21, 1997 between National City       A-1
               Bancshares, Inc. and Bridgeport Bancorp, Inc.

APPENDIX B -   Excerpts of the Illinois Business Corporation Act (Dissenters' Rights)              B-1



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBE OR BBI. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     NCBE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, the NCBE Common is included in the Nasdaq National Market and reports, proxy statements and other information concerning NCBE are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

     NCBE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NCBE Common to be issued pursuant to the Merger described herein. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by NCBE (File No. 0-13585) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

     1.  NCBE's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. NCBE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     3. The description of the NCBE Common contained in the Registration Statement on Form 8-A under the Exchange Act, filed with the Commission on May 13, 1985, including any amendments or reports filed for the purpose of updating such description.

     All documents and reports filed by NCBE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                      SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Appendices hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to NCBE and its subsidiaries has been supplied by NCBE and all information relating to BBI and its subsidiary has been supplied by BBI. Shareholders are urged to read this Prospectus/Proxy Statement and the Appendices hereto in their entirety.

                             PARTIES TO THE MERGER

NCBE

     National City Bancshares, Inc. is a bank holding company headquartered in Evansville, Indiana. As of March 31, 1997, NCBE had consolidated assets of $1.1 billion, deposits of $858 million, net loans of $756 million and shareholders' equity of $117 million. NCBE currently has 12 financial institution subsidiaries which serve 26 communities from 35 locations. NCBE's subsidiaries provide a wide range of banking services in the tri-state area of Southwestern Indiana, Western Kentucky and Southeastern Illinois.

     NCBE is an Indiana corporation. Its principal offices are located at 227 Main Street, Evansville, Indiana 47708 (telephone number (812) 464-9677).

BBI

     Bridgeport Bancorp, Inc. is a one-bank holding company headquartered in Bridgeport, Illinois. As of March 31, 1997, BBI, together with its banking subsidiary, First National Bank of Bridgeport ("FNBB"), a national banking association, had total assets of $39.9 million, total net loans of $22.4 million, total deposits of $33.0 million, and total stockholders' equity of $6.4 million. FNBB has one banking office in Bridgeport, Illinois.

     BBI is an Illinois corporation. Its principal offices are located at 201 North Main Street, Bridgeport, Illinois 62417 (telephone number (618) 945-2451).

                      SPECIAL MEETING OF BBI SHAREHOLDERS

Date, Time, Place and Purpose

     The Special Meeting of BBI shareholders will be held at the office of FNBB located at 201 North Main Street, Bridgeport, Illinois on Wednesday, July 30, 1997, at 11:00 a.m., local time to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached hereto as Appendix A.

Record Date; Vote Required

     The record date (the "Record Date") for the Special Meeting is June 23, 1997. There were 7,511 shares of BBI Common outstanding on the Record Date.

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of BBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Business Corporation Act of 1983, as amended (the "Illinois Law"), the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of BBI Common or 5,008 shares is required to adopt the Merger Agreement and the transactions contemplated thereby.

Security Ownership of BBI Management; Voting Agreement

     As of the close of business on the Record Date, 7,511 shares of BBI Common were issued and outstanding and 6,264 shares of BBI Common, or 83.4%, of all outstanding shares were beneficially owned by directors and executive officers of BBI and their affiliates. Certain directors of BBI owning an aggregate of 6,178 shares of BBI Common (82.3% of all outstanding shares) have entered into an agreement (the "Voting Agreement") with NCBE to vote the shares of BBI Common they beneficially own in favor of the Merger. As a result, approval of the Merger Agreement by the BBI shareholders is assured.

                                  THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

Effective Time of the Merger

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Illinois Law and the Indiana Business Corporation Law, as amended (the "Indiana Law"), the Merger will become effective at the hour and on the date (the "Effective Time") specified in the Articles of Merger to be filed pursuant to the Illinois Law and the Indiana Law with the Secretaries of State of Illinois and Indiana following the closing (the "Closing") of the Merger. It is currently expected that the Effective Time will be 12:01 a.m. on August 1, 1997. At the Effective Time, BBI will merge with and into NCBE, and NCBE will be the surviving corporation in the Merger and the separate corporate existence of BBI will terminate.

Reasons for the Merger and Recommendation of Board of Directors

     The recommendation of BBI's Board of Directors is based upon a number of factors, including, but not limited to: (i) the Merger Consideration; (ii) the terms of other reported acquisitions of financial institutions in the Midwestern United States; (iii) information concerning the business, financial condition, results of operations, and prospects of BBI and NCBE; (iv) recent market prices for the shares of NCBE Common; (v) the tax-free nature of the Merger; and (vi) the active trading market for the shares of NCBE Common.

        THE BOARD OF DIRECTORS OF BBI RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     For a discussion of the background of the Merger and the factors considered by the Board of Directors of BBI in reaching its decision to approve the Merger Agreement, see "MERGER -- Background of the Merger" and "-- Reasons for the Merger; Recommendation of BBI's Board of Directors."

Conversion of BBI Common

     As a result of the Merger, each share of BBI Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares (collectively the "Merger Consideration"). The Merger Agreement provides that each share of BBI Common will be converted into the right to receive that number of shares of NCBE Common equal to: (i) the number of shares of NCBE Common having an aggregate Market Value of $13,500,000, subject to a minimum of 375,000 shares and a maximum of 450,000 shares; (ii) divided by the number of outstanding shares of BBI Common outstanding as of the Closing. The Merger Agreement defines the Market Value of the NCBE Common as the average of the weighted average trading prices of a share of NCBE Common as reported by the Nasdaq National Market for the 10 trading days ended 3 days prior to the Closing; however, the Market Value used for computing the number of shares of NCBE Common in the Merger Consolidation may not be less than $30.00 per share or more than $36.00 per share.

BBI will have no obligation to consummate the Merger if the Market Value as computed without giving effect to the minimum amount is less than $30.00. See "THE MERGER -- Conversion of BBI Common".

     The number of outstanding shares of BBI Common on the Record Date is 7,511. BBI has agreed to issue an additional 60.5726 shares of BBI Common (0.8% of outstanding shares after giving effect to such issuance) to the holder of the 80 shares of FNBB common stock (0.8% of the outstanding shares of FNBB common stock) not currently owned by BBI. See "THE MERGER -- Increase in Outstanding Shares of BBI Common".

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, each holder of shares of BBI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of BBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the Market Value.

     Based upon the number of shares of BBI Common expected to be outstanding as of the Closing, each share of BBI Common will be converted into the right to receive not less than 49.5273 and not more than 59.4328 shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of BBI Common will be converted. Assuming, however, for purposes of illustration, that the Closing occurred on June 26, 1997 and there were 7,571.5726 shares of BBI Common then outstanding, each share of BBI Common would have been converted into 49.5273 shares of NCBE Common.

     For information on how shareholders of BBI will be able to exchange certificates representing shares of BBI Common for certificates representing shares of NCBE Common after the Effective Time, see "THE MERGER -- Procedures for Exchange of Certificates."

Certain Provisions of the Merger Agreement

     The Merger Agreement contain various customary representations and warranties of the parties and covenants that the parties will take or refrain from taking certain actions prior to the Effective Date. See "THE MERGER -- Representations and Warranties" and "-- Covenants."

     In addition to the approval of BBI shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions. The obligations of NCBE are further conditioned upon, among other things, (i) the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of BBI or FNBB; (ii) the absence of any breach of any obligations of the parties to the Voting Agreement; (iii) the receipt of opinions of counsel to BBI as to certain matters relating to BBI and the Merger; and (iv) the receipt of assurances satisfactory to NCBE from its independent auditors that the Merger may be accounted for using the "pooling of interests" method. The obligations of BBI are further conditioned upon, among other things, (i) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger and as to the treatment of the Merger as a tax-free reorganization; and
(ii) that the Market Value of the NCBE Common is not less than $30.00 per share at the Closing, unless such condition is waived by the BBI Board of Directors before or after approval of the Merger Agreement by the BBI shareholders. See "THE MERGER -- Conditions."

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the BBI shareholders: (i) by mutual consent of BBI and NCBE; (ii) by BBI, if any of the conditions to its obligation to consummate the Merger have not been satisfied by September 30, 1997; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by September 30, 1997. See "THE MERGER -- Termination and Waiver."

     In the Merger Agreement, BBI has agreed not to solicit or conduct negotiations or discussions with third parties regarding an acquisition of BBI or FNBB except where such actions are required by fiduciary duties of the BBI Board of Directors. If the Merger Agreement is terminated in certain circumstances upon the occurrence of a Triggering Event, BBI is required to pay NCBE a fee equal to $250,000 plus all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions and (i) the failure of BBI shareholders to approve the Merger Agreement after announcement of a Competing Transaction; (ii) the recommendation of a Competing Transaction by the BBI Board of Directors; (iii) the entering into of an agreement with a third party for a Competing Transaction; or (iv) the withdrawal or modification of the recommendation of the Merger Agreement by the BBI Board of Directors. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of BBI or FNBB; (ii) a proposal for a merger, share exchange, business combination or similar transaction involving BBI; or (iii) a proposal for the sale, lease, exchange or other disposition of 25% or more of BBI's assets. See "THE MERGER -- No Solicitation; Fees and Expenses."

Regulatory Approvals

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended. The Federal Reserve Board approved the Merger on June 12, 1997. See "THE MERGER -- Regulatory Approvals."

Accounting Treatment

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The qualification of the Merger for pooling of interests accounting is a condition to NCBE's obligation to consummate the Merger. If such condition is not met, the Merger will not be consummated unless the condition is waived by NCBE. See "THE MERGER -- Accounting Treatment."

Certain Federal Income Tax Consequences

     Baker & Daniels, counsel to NCBE, has delivered its opinion that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement and conditioned upon the accuracy of certain representations made by NCBE, BBI and certain shareholders of BBI, the Merger will constitute a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and no gain or loss will be recognized by the holders of shares of BBI Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights).

EACH SHAREHOLDER OF BBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS. See "THE MERGER -- Certain Federal Income Tax Consequences."

Dissenters' Rights

     The rights of dissenting shareholders of BBI are governed by the Illinois Law. Under the Illinois Law, the applicable portions of which are attached hereto as Appendix B, a shareholder will be entitled to receive, in cash, the fair value of his or her shares of BBI Common held immediately before the Merger is consummated if such shareholder delivers to BBI, prior to the Special Meeting, a written demand for payment for his or her shares if the Merger is consummated and the shareholder does not vote in favor of the Merger Agreement and the transactions contemplated thereby. If holders of more than approximately 9% of the outstanding shares of BBI Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "THE MERGER -- Dissenters' Rights".

          SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA
                                  (Unaudited)

     The following summary presents, for the periods indicated, selected comparative historical, pro forma combined and pro forma equivalent unaudited per share data for NCBE and BBI. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting, see "THE MERGER -- Accounting Treatment."

     The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED FINANCIAL DATA," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "INFORMATION CONCERNING BBI" and "INDEX TO BBI FINANCIAL STATEMENTS."

                                                         Three Months
                                                        Ended March 31,            Year Ended December 31,
                                                        ----------------          --------------------------
                                                          1997     1996             1996      1995     1994
                                                        -------  -------          -------   -------  -------
Net income per common share:
Historical:
  NCBE                                                  $   .46  $   .41          $  1.59   $  1.34  $   .99
  BBI                                                     19.31    25.16            63.84     65.87    51.27
Pro forma combined per NCBE share                           .46      .41             1.58      1.34     1.00
Equivalent pro forma per BBI share (1)                    22.78    20.31            78.25     66.37    49.53
Dividends per common share
Historical:
  NCBE                                                      .16      .12              .58       .42      .42
  BBI                                                      1.00     1.00             8.00      8.00     8.00
Pro forma combined per NCBE share                           .15      .12              .56       .41      .41
Equivalent pro forma per BBI share (1)                     7.43     5.94            27.74     20.31    20.31
Book value per common share:
Historical:
  NCBE                                                    12.55    11.99            12.48     12.10    10.81
  BBI                                                    854.35   808.85           842.23    784.88   675.14
Pro forma combined per NCBE share                         12.73    12.16            12.64     12.23    10.92
Equivalent pro forma per BBI share (1)                   630.48   602.25           626.03    605.72   540.84

---------------------
(1) Equivalent pro forma per share data represents the pro forma per share data for NCBE multiplied by the minimum number of shares of NCBE Common to be issued in the Merger for each share of BBI Common (49.5273).

                                STOCK PRICE DATA

     The following table sets forth as of April 18, 1997 (the last trading day before the public announcement of the proposed Merger), the last sale price per share for the NCBE Common and the pro forma equivalent for a share of BBI Common. There is no public trading market for the BBI Common. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."

                                                                                Pro Forma
                                                NCBE                            BBI Common
                                               Common           BBI Common      Equivalent
                                               -------          ----------      ----------
          Price Per Share
          (as of April 18, 1997)               $32.125             N/A          $1,782.98*

---------------------
*Assumes that each share of BBI Common is converted into 55.5 shares of NCBE
 Common.


                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of BBI Common and NCBE Common differ in certain respects. The rights of the shareholders of BBI who receive shares of NCBE Common in the Merger will be governed by the Indiana Law and by the Articles of Incorporation and Bylaws of NCBE. The governing law and constituent documents of NCBE differ, in several respects, from those which apply to BBI. As a result, there are material differences between the rights of the holders of the BBI Common and the NCBE Common, including shareholder votes required for certain business combinations, removal of directors, amendments to Articles of Incorporation, the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares, and the rights of NCBE and its shareholders pursuant to Indiana statutory takeover provisions. See "COMPARISON OF SHAREHOLDER RIGHTS."

                                SPECIAL MEETING

Date, Time, Place and Purpose

     This Prospectus/Proxy Statement is being furnished to shareholders of BBI in connection with the solicitation of proxies by the Board of Directors of BBI for use at the Special Meeting to be held at the office of FNBB located at 201 North Main Street, Bridgeport, Illinois, on Wednesday, July 30, 1997, at 11:00 a.m., local time, and at any adjournment or postponement thereof.

     At the Special Meeting, the shareholders of BBI will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of BBI with and into NCBE.

     This Prospectus/Proxy Statement, the attached Notice of Special Meeting and the Proxy Card are first being sent to shareholders of BBI on or about July 2, 1997.

Record Date

     The Board of Directors of BBI has fixed June 23, 1997, as the Record Date for the determination of shareholders of BBI to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 7,511 shares of BBI Common issued and outstanding. Only holders of shares of BBI Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of BBI Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

Vote Required

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of BBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Law, the affirmative vote of the holders of at least two-thirds (66.7%) of all of the issued and outstanding shares of BBI Common is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of BBI Common is entitled to one vote per share of BBI Common held at the close of business on the Record Date.

Voting and Revocation of Proxies

     Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of BBI Common represented by a proxy properly signed and returned to BBI at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of BBI Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of BBI a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of BBI proxies should be addressed to Bridgeport Bancorp, Inc., 201 North Main Street, Bridgeport, Illinois 62417, Attention:
Corporate Secretary. A holder of BBI Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of BBI at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     BBI intends to count holders of shares of BBI Common present in person at the Special Meeting but not voting, and holders of shares of BBI Common for which BBI has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers, if any, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of BBI Common entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of BBI Common will have the effect of a vote against the approval of the Merger Agreement.

Solicitation of Proxies

     In addition to solicitation of proxies from shareholders of BBI Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of BBI, who will not be specifically compensated for such services.

     NCBE has agreed to bear the entire cost of printing this Prospectus/Proxy Statement and all filing fees paid to the Commission and other regulatory filing fees incurred in connection with the Merger.

                                  THE MERGER

General

     This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. Shareholders of BBI are urged to read the Merger Agreement in its entirety.

Background of the Merger

     On March 3, 1997, management of NCBE spoke by telephone informally with certain members of management of BBI regarding NCBE's possible interest in acquiring BBI. Subsequently, on March 5, 1997 and March 14, 1997, additional conferences were held between NCBE and BBI management.

     In these discussions, NCBE indicated its willingness to negotiate a business combination with BBI in which NCBE would issue NCBE Common with an aggregate value of approximately $13.5 million, assuming that 100% of the ownership of FNBB was acquired.

     On March 7, 1997, the BBI Board of Directors met and authorized a committee of the Board to enter into discussions with prospective merger partners and report back to the Board with the committee's recommendations.

     Between March 18, 1997 and April 18, 1997, NCBE, BBI and their respective advisors negotiated the terms of definitive agreements relating to the merger and the agreement by which certain directors would agree to vote their shares of BBI Common in favor of the Merger. During this period of time, NCBE and BBI each conducted investigations into the other party's operations.

     On April 21, 1997, the committee of the Board of Directors of BBI reported to the Board on its discussions with NCBE and the terms of NCBE's proposal. The Board reviewed the definitive agreements and discussed the terms of the proposed business combination and voted to authorize execution of the Merger Agreement and recommended that BBI shareholders approve the Merger Agreement and the Merger.

Reasons for the Merger; Recommendation of BBI's Board of Directors

     Among the factors considered by the Board of Directors of BBI in recommending to BBI shareholders the approval of the Merger Agreement and Merger were: (i) the amount and form of the Merger Consideration; (ii) the terms of other reported acquisitions of other financial institutions in the Midwestern United States; (iii) information concerning the business, financial condition, results of operations and prospects of BBI and NCBE; (iv) recent market prices for the shares of NCBE Common; (v) the tax-free nature of the Merger; and (vi) the active trading market for the shares of NCBE Common. The BBI Board of Directors did not assign any relative weights to the foregoing factors.

     For the foregoing reasons, the Board of Directors of BBI concluded that the affiliation through the Merger of BBI with NCBE is in the best interest of BBI and its shareholders and in the best interest of the customers and communities that FNBB serves.

     THE BOARD OF DIRECTORS OF BBI RECOMMENDS THAT HOLDERS OF BBI COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Certain members of the management and Board of Directors of BBI have interests in the Merger that are in addition to the interests of shareholders of BBI generally. See "--Interests of Certain Persons in the Merger."

Closing and Effective Time

     The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and BBI as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

     If the Merger Agreement is approved by the requisite vote of BBI shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger which are required by the Merger Agreement to be filed with the Offices of the Secretaries of State of the States of Illinois and Indiana. It is presently contemplated that the Effective Time will be 12:01 a.m., on August 1, 1997. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before September 30, 1997. See "--Termination and Waiver."

Conversion of BBI Common

     As a result of the Merger, each share of BBI Common issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of NCBE Common specified in the Merger Agreement and cash in lieu of fractional shares of NCBE Common. The Merger Agreement provides that each eligible share of BBI Common will be converted into the right to receive a number of shares of NCBE Common equal to: (i) the number of shares of NCBE Common having an aggregate Market Value of $13,500,000, subject to a minimum of 375,000 shares and a maximum of 450,000 shares; (ii) divided by the number of outstanding shares of BBI Common outstanding as of the Closing. The Merger Agreement defines the Market Value of the NCBE Common as the average of the weighted average trading prices of a share of NCBE Common as reported by the Nasdaq National Market for the 10 trading days ended 3 days prior to the Closing; however, the Market Value used for computing the number of shares of NCBE Common in the Merger Consideration may not be less than $30.00 per share or more than $36.00 per share. BBI will have no obligation to consummate the Merger if the Market Value as computed without giving effect to the minimum amount is less than $30.00. See "--Conditions to the Merger."

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, holders of shares of BBI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of BBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the Market Value.


     Based upon the number of shares of BBI Common expected to be outstanding as of the Closing, each share of BBI Common will be converted into the right to receive not less than 49.5273 and not more than 59.4328 shares of NCBE Common. It is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual number of shares of NCBE Common into which each share of BBI Common will be converted. Assuming, however, for purposes of illustration, that the Closing occurred on June 26, 1997 and there were 7,571.5726 shares of BBI Common then outstanding, each share of BBI Common would have been converted into 49.5273 shares of NCBE Common.

Procedures for Exchange of Certificates

     The conversion of BBI Common into NCBE Common (other than any shares as to which dissenters' rights are properly exercised; see "--Dissenters' Rights") will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of BBI Common which may be exchanged for shares of NCBE Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common.

     As soon as reasonably practicable following the Effective Time, The National City Bank of Evansville, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for BBI Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common, such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of NCBE Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for BBI Common will pass, only upon proper delivery of the certificates for BBI Common to the Exchange Agent and will be in such form and have such other provisions as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for BBI Common, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF BBI ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of NCBE Common into which BBI Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the certificates for BBI Common are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends on the shares of NCBE Common issuable with respect to such BBI Common which would otherwise be payable will not be delivered to the holders of such certificates and, in such case, upon surrender of the certificates for BBI Common, together with a letter of transmittal duly executed and any other required documents, there will be delivered any dividends on such shares of NCBE Common which became payable between the Effective Time and the time of such surrender. No interest on any such dividends will accrue or be paid.

     If a certificate for BBI Common has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by NCBE, the posting of a bond in an amount reasonably determined by NCBE.

Regulatory Approvals

     NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals from the Federal Reserve Board. The Merger cannot proceed in the absence of such regulatory approvals.

     The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

     The Federal Reserve Board approved the Merger on June 12, 1997.


     The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The approval of the Federal Reserve Board provided that the Merger may not be consummated before July 12, 1997, or after September 12, 1997, unless such period is extended by the Federal Reserve Board. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger.

Dissenters' Rights

     The rights of BBI shareholders who choose to dissent from the Merger are governed by the provisions of the Illinois Law. An excerpt of the Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Appendix B.

     Pursuant to Section 11.70 of the Illinois Law, a shareholder may assert dissenters' rights only if the shareholder delivers to BBI prior to the vote taken with respect to the Merger at the Special Meeting a written demand for payment for his or her shares of BBI Common if the Merger is consummated and the shareholder does not vote in favor of the Merger.

     Within ten days after the Effective Time, or 30 days after the shareholder delivers to BBI the written demand for payment, whichever is later, NCBE will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of NCBE as to the estimated value of the shares of BBI Common, BBI's balance sheet as of the most recently completed fiscal year ending not earlier than sixteen months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of BBI Common of the dissenting shareholder upon transmittal to NCBE of the certificate(s), or other evidence of ownership, with respect to such shares of BBI Common.

     If the dissenting shareholder does not agree with the opinion of NCBE as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the statement of value, must notify NCBE in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by NCBE. If, within 60 days from delivery to NCBE of the shareholder notification of estimate of value of the shares, NCBE and the dissenting shareholder have not agreed in writing upon the value of the shares of BBI Common, NCBE must either pay the difference in value demanded or file a petition in the circuit court of Lawrence County, Illinois requesting the court to determine the fair value of the shares. NCBE must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of NCBE to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

     Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by NCBE. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the Effective Time to the date of payment.

     The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by NCBE, or if no offer was made, then all or any part of such expenses may be assessed against NCBE. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter.

     If the holders of more than approximately 9% of the outstanding shares of BBI Common properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment".

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF BBI, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS APPENDIX B.

Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) capitalization; (iii) organization of subsidiaries; (iv) delivery of reports filed by NCBE under the Exchange Act and the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (v) the absence of any undisclosed material liabilities and no material adverse change in NCBE's financial condition, results of operations or business; and (vi) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

     The representations and warranties made by BBI relate to, among other things: (i) the organization, good standing and corporate power of BBI, the capitalization of BBI, the organization and good standing of FNBB, and the capitalization of FNBB; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of BBI and FNBB; (iii) ownership and organization of subsidiaries;
(iv) delivery of financial statements of BBI and FNBB and the conformity of such financial statements to GAAP; (v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $25,000 to which BBI or FNBB is a party; (vii) ownership of real estate; (viii) the absence of any material adverse change in BBI's financial condition, properties, results of operations or capitalization of BBI or FNBB; (ix) the absence of any investigations, actions or other legal proceedings which, if adversely determined, would have a material adverse effect on the business or financial condition of BBI or FNBB and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of BBI or FNBB; (x) insurance; (xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger; (xiii) the compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) the absence of knowledge of certain environmental related conditions or events; (xvi) the absence of enforcement actions and other regulatory related matters; and (xvii) the absence of any untrue statements or omissions of material fact on the part of BBI in the Merger Agreement and related documents.

Covenants

     The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) take all steps to provide the Exchange Agent with the Merger Consideration; (ii) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger and keep BBI informed of the status of such applications; (iii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger and obtain all approvals required under state securities or "Blue Sky" laws; (iv) provide BBI with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; and (v) certain covenants regarding the operation of FNBB after the Merger. See "--Interests of Certain Persons in the Merger."

     The covenants made by BBI include, among other things, agreements by BBI and FNBB to: (i) conduct their business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws; (ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of BBI and FNBB or would interfere with BBI's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $400,000, make any capital expenditures except for repairs, renewals or replacement, issue, sell or redeem any capital stock of BBI or FNBB, pay cash dividends on the BBI Common or FNBB stock in excess of $8.00 per share in any year, such dividends to be payable on a quarterly basis (however, holders of BBI Common may for any given quarter only receive cash dividends attributable either to BBI or NCBE, not both), amend the articles of incorporation or by-laws or similar documents of BBI or FNBB, enter into or amend an employment agreement, compromise or settle a tax claim, open a new office, close any existing office, or take any action that would adversely affect the ability to account for the Merger using the "pooling of interests" method of accounting; (iv) pay and discharge current liabilities when they become due; (v) enter into any transaction that would create goodwill under GAAP; (vi) not modify its practices relating to loans to directors, officers and employees; (vii) not knowingly violate any laws, regulations, judgments or orders; (viii) not materially increase operating expenses; (ix) maintain all books and records in accordance with GAAP; (x) provide NCBE with access during regular business hours to books and records relating to BBI's and FNBB's assets, properties, operations and liabilities; (xi) provide NCBE with copies of certain reports to the Board of Directors of BBI or FNBB and monthly financial statements and confer with NCBE on the general status of ongoing operations;
(xii) notify NCBE of any material change in the operations or certain complaints, investigations or threatened litigation; (xiii) furnish NCBE with the information in BBI's possession that is required for any regulatory applications in connection with the Merger; (xiv) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of BBI for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger. See "--Resale of NCBE Common."

Conditions to the Merger

     In addition to the approval of BBI shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and (v) the receipt of all state securities or "Blue Sky" permits and authorizations to issue the NCBE Common in the Merger.

     The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of BBI in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by BBI under the Merger Agreement, the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of BBI or FNBB; (ii) the absence of any breach of any obligations of the parties to the Voting Agreement; (iii) the receipt of opinions of counsel to BBI as to certain matters relating to BBI and the Merger; (iv) the receipt of assurances satisfactory to NCBE from its independent auditors that the Merger may be accounted for using the "pooling of interests" method; and (v) the resignation of George J. Abel as a director of FNBB effective as of the Closing.

     The obligation of BBI to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement and the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger and as to the treatment of the Merger as a tax-free reorganization; and (iii) that the Market Value of the NCBE Common is not less than $30.00 per share, unless such condition is waived by the BBI Board of Directors before or after approval of the Merger Agreement by the BBI shareholders.

Termination and Waiver

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the BBI shareholders: (i) by mutual consent of BBI and NCBE; (ii) by BBI, if any of the conditions to its obligation to consummate the Merger have not been satisfied by September 30, 1997; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by September 30, 1997.

     BBI and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the BBI shareholders, to the extent authorized by applicable law.

No Solicitation; Fees and Expenses

     The Merger Agreement prohibits BBI, FNBB and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of BBI, FNBB, or all or substantially all of their assets, unless BBI's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach their fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. BBI is required to communicate to NCBE the terms of any such proposal.

     Except as described below or as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

     However, upon the occurrence of a Triggering Event, BBI is required to pay NCBE a fee equal to $250,000 plus all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions to the Merger and the occurrence of any of the following events: (i) the failure of BBI shareholders to approve the Merger Agreement after announcement of a Competing Transaction; (ii) the recommendation of a Competing Transaction by the BBI Board of Directors; (iii) the entering into of an agreement with a third party for a

Competing Transaction; or (iv) the withdrawal or modification of the recommendation of the Merger Agreement by the BBI Board of Directors. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of BBI or FNBB; (ii) a proposal for a merger, share exchange, business combination or similar transaction involving BBI; or (iii) a proposal for the sales, lease, exchange or other disposition of 25% or more of BBI's assets.

Certain Federal Income Tax Consequences

     The following discussion is based upon an opinion of Baker & Daniels, counsel to NCBE ("Counsel"), and except as otherwise indicated, reflects Counsel's opinion. The discussion is a summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain BBI shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to BBI shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to BBI shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their BBI Common pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each BBI shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of BBI Common are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

     BBI has received an opinion from Counsel to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code, with the following federal income tax consequences:

          (i) BBI shareholders will recognize no gain or loss as a result of the exchange of their BBI Common solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

          (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each BBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of BBI Common surrendered.

          (iii) The holding period of the shares of NCBE Common received by each BBI shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of BBI Common exchanged therefor.

          (iv) A BBI shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional shares.

          (v) Cash received by BBI shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

     Counsel's opinion is subject to the conditions and customary assumptions that are stated therein and relies upon various representations made by NCBE, BBI and certain shareholders of BBI. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion is also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The receipt of Counsel's opinion again as of the date of the closing of the Merger is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor BBI has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF BBI WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF BBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

Accounting Treatment

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of NCBE and BBI will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and BBI for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and BBI for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

     The Merger Agreement provides that a condition to the obligation of NCBE to consummate the Merger is that NCBE shall have received assurances satisfactory to it from its independent auditors that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No.
16. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Prospectus/Proxy Statement, NCBE and BBI are not aware of any existing facts or circumstances which would preclude the Merger from qualifying for "pooling of interests" accounting treatment.

     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS".

Resale of NCBE Common

     The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any BBI shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of BBI for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of BBI or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with BBI or NCBE and will include directors and certain officers of BBI and NCBE and may include principal shareholders of BBI and NCBE, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of BBI at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that BBI will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of BBI providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of BBI Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and BBI after the Merger have been published.

     This Prospectus/Proxy Statement does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of BBI or NCBE.

Increase in Outstanding Shares of BBI Common

     BBI has entered into an agreement with the holder of the 80 shares (0.8% of outstanding shares) of FNBB common stock (the "Minority Shares") not owned by BBI, contingent upon the consummation of the Merger, to issue 60.5726 shares of BBI Common in exchange for the Minority Shares immediately prior to the Closing. If the Merger is not consummated, the additional shares of BBI Common will not be issued and the Minority Shares will remain outstanding. NCBE has agreed that there will be no reduction to the Merger Consideration in respect of the Minority Shares and to waive any condition to its obligation to consummate the Merger based on or arising out of the issuance of such shares of BBI Common to the holder of the Minority Shares.

Interests of Certain Persons in the Merger

     Certain members of the BBI Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as BBI shareholders, including those referred to below.

     In the Merger Agreement, NCBE has agreed that until April 21, 1998, it will operate FNBB as a separately chartered financial institution subsidiary with its own Board of Directors consisting of seven members. During such period, FNBB directors who are not full-time employees will receive directors' fees of $600 per month. NCBE has also agreed that during such period Clifford C. Gray and John R. Wolfe will serve as Chairman of the Board and President, respectively, of FNBB but that NCBE may designate a person to serve as FNBB's Vice President and Chief Executive Officer.

     In addition, NCBE has agreed that if, after April 21, 1998, FNBB is merged with another NCBE subsidiary, any members of the Wolfe family who are then serving as FNBB directors may designate up to three persons to serve as directors of the subsidiary which succeeds to FNBB's operations.

                               VOTING AGREEMENT

     Clifford C. Gray, John R. Wolfe, R. Tony Wolfe, Jeffrey R. Wolfe, Daniel T. Wolfe, Edward L. Edmonson and William A. Tillmann, each of whom is a director of BBI, have entered into an agreement with NCBE to vote the shares of BBI Common in favor of approval of the Merger Agreement at the Special Meeting. The foregoing persons owned, as of the Record Date, an aggregate of 6,178 shares of BBI Common, representing 82.3% of all issued and outstanding shares of BBI Common on such date. As a result of the Voting Agreement, approval of the Merger Agreement by the BBI shareholders is assured.


                            Selected Financial Data
                                  (Unaudited)

     The following tables present selected unaudited consolidated historical financial data for NCBE and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of NCBE and BBI and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," "INFORMATION CONCERNING BBI" AND "INDEX TO BBI FINANCIAL STATEMENTS."

                               NCBE - HISTORICAL
            (Dollar amounts other than per share data in thousands)


                                   Three Months Ended
                                         March 31,                              Years Ended December 31,
                                 ------------------------    ------------------------------------------------------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
SUMMARY OF OPERATIONS

Net interest income              $   11,401    $   10,736    $   44,141    $   40,167    $   36,008    $   34,427    $   34,513
Provision for loan losses               321           316         2,491           294            18           581         1,327
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income after
 provision for loan losses           11,080        10,420        41,650        39,873        35,990        33,846        33,186

Noninterest income                    2,455         1,751         8,311         6,724         4,945         6,453         6,000
Noninterest expense                   7,209         6,386        27,311        26,343        26,101        25,853        25,025
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes            6,326         5,785        22,650        20,254        14,834        14,446        14,161

Income taxes                          1,958         2,015         7,404         7,139         5,155         4,519         4,395
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income                       $    4,368    $    3,770    $   15,246    $   13,115    $    9,679    $    9,927    $    9,766
                                 ==========    ==========    ==========    ==========    ==========    ==========    ==========

PER SHARE DATA

Net income                       $     0.46    $     0.41    $     1.59    $     1.34    $     0.99    $     1.01    $     0.99
Book value                            12.55         11.99         12.48         12.10         10.81         10.60          9.84
Cash dividends declared                0.16          0.12          0.58          0.42          0.42          0.40          0.38

SUMMARY OF FINANCIAL CONDITION

Total assets                     $1,122,902    $  988,888    $1,069,086    $  979,440    $  906,506    $  897,831    $  913,964
Investment securities               273,674       247,941       264,675       241,287       248,660       245,793       256,195
Loans, net                          755,504       667,020       717,033       658,962       570,119       511,091       494,841
Total deposits                      858,000       781,319       825,371       774,720       764,451       760,729       784,529
Shareholders' equity                117,448       115,084       117,711       119,311       104,635       104,458        97,503

SELECTED FINANCIAL RATIOS

Net income to average assets           1.64%         1.54%         1.50%         1.41%         1.08%         1.11%        0.99%
Net income to average equity          14.99%        12.91%        13.08%        11.70%         9.24%         9.84%        9.90%
Dividend payout ratio                 34.78%        30.77%        36.48%        31.34%        42.42%        40.00%       38.38%
Average equity to average
 assets                               10.96%        11.95%        11.49%        12.06%        11.74%        11.30%       10.01%

Weighted average shares
 (primary)                        9,532,345     9,270,598     9,569,810     9,809,640     9,758,011     9,858,368     9,909,484
Weighted average shares
 (fully diluted)                  9,534,572     9,270,598     9,569,810     9,809,640     9,758,011     9,858,368     9,909,484



                                              NCBE - BBI PRO FORMA
                              (Dollar amounts other than per share data in thousands)


                                       Three Months Ended March 31,            Years Ended December 31,
                                       ----------------------------    ---------------------------------------
                                            1997             1996         1996           1995          1994
                                            ----             ----         ----           ----          ----
SUMMARY OF OPERATIONS
Net interest income                         11,803           11,153        45,792         41,681        37,474
Provision for loan losses                      366              331         2,706            336            78
                                        ----------       ----------    ----------    -----------   -----------
Net interest income after provision
       for loan losses                      11,437           10,822        43,086         41,345        37,396

Noninterest income                           2,493            1,784         8,439          6,843         5,083
Noninterest expense                          7,418            6,598        28,278         27,289        27,072
                                        ----------       ----------    ----------    -----------   -----------
Income before income taxes                   6,512            6,008        23,247         20,899        15,407

Income taxes                                 2,000            2,047         7,523          7,286         5,283
                                        ----------       ----------    ----------    -----------   -----------
Net income                              $    4,512       $    3,961    $   15,724    $    13,613   $    10,124
                                        ==========       ==========    ==========    ===========   ===========

PER SHARE DATA

Net Income                              $     0.46       $     0.41    $     1.58    $      1.34   $      1.00
Book value                                   12.73            12.16         12.64          12.23         10.92
Cash dividends declared                       0.15             0.12          0.56           0.41          0.41

SUMMARY OF FINANCIAL CONDITION

Total assets                            $1,162,765       $1,030,264    $1,109,178    $ 1,018,946   $   944,982
Investment securities                      287,525          261,536       278,339        255,451       265,476
Loans, net                                 777,879          688,726       738,547        680,209       587,216
Total deposits                             891,039          816,108       858,688        805,482       795,549
Shareholders' equity                       123,865          121,224       124,037        125,269       109,787

SELECTED FINANCIAL RATIOS

Net income to average assets                  1.63%            1.56%         1.49%          1.40%         1.09%
Net income to average equity                 14.68%           12.91%        12.81%         11.55%         9.13%
Dividend payout ratio                        33.94%           28.26%        35.66%         30.71%        41.09%
Average equity to average assets             11.13%           12.06%        11.62%         12.15%        11.89%

Weighted average shares (primary)        9,907,345        9,645,598     9,944,810     10,184,640    10,133,011
Weighted average shares
       (fully diluted)                   9,909,572        9,645,598     9,944,810     10,184,640    10,133,011
End of period shares outstanding         9,730,797        9,972,685     9,810,432     10,239,116    10,056,342
NCBE only                                9,355,797        9,597,685     9,435,432      9,864,116     9,681,342
NCBE dividend declared                  $     0.16       $     0.12    $     0.58    $      0.42   $      0.42
BBI pro forma shares                       375,000          375,000       375,000        375,000       375,000
BBI dividend on pro forma shares        $     0.02       $     0.02    $     0.16    $      0.16   $      0.17
Pro forma combined dividend             $     0.15       $     0.12    $     0.56    $      0.41   $      0.41

                       PRO FORMA CONDENSED CONSOLIDATED
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated combined balance sheet as of March 31, 1997, and the pro forma condensed consolidated combined statements of income for the three months ended March 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1996, give effect to the Merger based on the historical consolidated financial statements of NCBE and BBI and their respective subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

     The pro forma financial statements have been prepared based upon the historical consolidated financial statements of NCBE and BBI. The pro forma financial statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of NCBE incorporated by reference herein and the historical consolidated financial statements of BBI contained elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO BBI FINANCIAL STATEMENTS."


                        NATIONAL CITY BANCSHARES, INC.
           Pro Forma Condensed Consolidated Combined Balance Sheets
                             as of March 31, 1997
                                  (Unaudited)
                            (Amounts in thousands)


                                                                                               Pro Forma           Pro Forma
                                                           NCBE                BBI            Adjustments           Combined
                                                        -----------          -------          -----------           --------

Assets
------
Cash & cash equivalents                                 $   36,396           $ 2,341                 $             $   38,737
Securities available for sale                              273,674            13,851                     -            287,525
Fed Funds Sold                                               3,740               675                     -              4,415
Loans                                                      762,030            22,659                     -            784,689
Allowance for loan losses                                   (6,526)             (284)                    -             (6,810)
                                                         ----------           -------                 -----         ----------
Net loans                                                  755,504            22,375                     -            777,879
Premises & equipment                                        25,044                73                     -             25,117
Other real estate owned                                         42                 -                     -                 42
Intangible assets                                           10,523                 -                    56   (1)       10,579
Other assets                                                17,979               548                     -             18,527
                                                        ----------           -------                 -----         ----------
Total Assets                                            $1,122,902           $39,863                 $  56         $1,162,821
                                                        ==========           =======                 =====         ==========

Liabilities
Deposits
Noninterest bearing demand                              $   99,759           $ 8,606                 $   -         $  108,365
Interest bearing                                           758,241            24,432                     -            782,673
                                                        ----------           -------                 -----         ----------
Total deposits                                             858,000            33,038                     -            891,038

Fed funds sold & securities sold
  under agreements to repurchase                            76,923               200                     -             77,123
Other borrowings                                            59,237                 -                     -             59,237
Dividends payable                                            1,498                 -                     -              1,498
Other liabilities                                            9,796               156                     -              9,952
                                                        ----------           -------                 -----         ----------
Total Liabilities                                        1,005,454            33,394                     -          1,038,848
Minority interest                                                -                52                   (52)  (1)            -

Shareholders' Equity
Common stock                                                 9,356               188                     2   (1)        9,731
                                                                                                       185   (2)
Surplus                                                     53,925               338                   106   (1)       54,184
                                                                                                      (185)  (2)
Retained earnings                                           54,649             5,890                     -             60,539
Unrealized gain (loss) on                                     (482)                1                     -               (481)
  securities available for sale                         ----------           -------                 -----         ----------
Total Shareholders' Equity                                 117,448             6,417                   108            123,973
                                                        ----------           -------                 -----         ----------

Total Liabilities &                                     $1,122,902           $39,863                 $  56         $1,162,821
Shareholders' Equity                                    ==========           =======                 =====         ==========


                         NATIONAL CITY BANCSHARES, INC.
           Pro Forma Condensed Consolidated Combined Income Statement
                   for the Three Months Ended March 31, 1997
                                  (Unaudited)
                             (Amounts in thousands)

                                                                                         Pro Forma                     Pro Forma
                                                       NCBE                BBI           Adjustments                    Combined
                                                     --------            -------         -----------                   ---------


INTEREST INCOME
Interest and fees on loans                           $ 16,365            $  450                                         $ 16,815
Interest and dividends on securities                    4,015               226                                            4,241
Other interest income                                      68                42                                              110
                                                     --------            ------          ------------                    -------
Total interest income                                  20,448               718                     0                     21,166

INTEREST EXPENSE
Interest on deposits                                    7,563               313                                            7,876
Interest on borrowed funds                              1,484                 3                                            1,487
                                                     --------            ------          ------------                    -------
Total interest expense                                  9,047               316                    -                       9,363

Net interest income                                    11,401               402                    -                      11,803
                                                     --------            ------          ------------                    -------
Provision for loan losses                                 321                45                                              366
                                                     --------            ------          ------------                    -------
Net interest income after                              11,080               357                    -                      11,437
  provision for loan losses

NONINTEREST INCOME
Trust income                                              426                 0                                              426
Service charges on deposit accounts                       868                10                                              886
Securities gains (losses)                                 465                 0                                              465
Other                                                     696                20                                              716
                                                     --------            ------          ------------                    -------
Total noninterest income                                2,455                38                    -                       2,493

NONINTEREST EXPENSE
Salaries, wages and other
  employee benefits                                     4,117               104                                            4,221
Occupancy expenses                                      1,011                14                                            1,025
Other                                                   2,081                91                                            2,172
                                                     --------            ------          ------------                    -------
Total noninterest expense                               7,209               209                     -                      7,418

Income before taxes                                     6,326               186                     -                      6,512
Income taxes                                            1,958                41                     1  (4)                 2,000
                                                     --------            ------          ------------                    -------

NET INCOME                                           $  4,368            $  145          $         (1)                   $ 4,512
                                                     ========            ======          ============                    =======
Earnings per common share                            $    .46            $19.31                                          $   .46
                                                     ========            ======                                          =======

                                      28

                        NATIONAL CITY BANCSHARES, INC.
          Pro Forma Condensed Consolidated Combined Income Statement
                     for the Year Ended December 31, 1996
                                  (Unaudited)
                            (Amounts in thousands)

                                                                               Pro Forma               Pro Forma
                                          NCBE                BBI             Adjustments               Combined
                                          ----                ---             -----------              ---------
INTEREST INCOME
Interest and fees on loans               $63,467             $1,930                                     $65,397
Interest and dividends on securities      14,871                841                                      15,712
Other interest income                        302                186                                         488
                                         -------             ------           -----------               -------
Total interest income                     78,640              2,957                     0                81,597

INTEREST EXPENSE
Interest on deposits                      29,658              1,290                                      30,948
Interest on borrowed funds                 4,841                 16                                       4,857
                                         -------             ------           -----------               -------
Total interest expense                    34,499              1,306                     -                35,805

Net interest income                       44,141              1,651                     -                45,792
                                         -------             ------                                     -------
Provision for loan losses                  2,491                215                                       2,706
                                         -------             ------           -----------               -------
Net interest income after provision       41,650              1,436                     -                43,086
  for loan losses

NONINTEREST INCOME
Trust income                               1,739                  0                                       1,739
Service charges on deposit accounts        3,451                 64                                       3,515
Securities gains (losses)                     40                  0                                          40
Other                                      3,081                 64                                       3,145
                                         -------             ------           -----------               -------
Total noninterest income                   8,311                128                     -                 8,439

NONINTEREST EXPENSE
Salaries, wages and other
  employee benefits                       15,108                530                                      15,638
Occupancy expenses                         3,954                 50                                       4,004
Other                                      8,249                387                                       8,636
                                         -------             ------           -----------               -------
Total noninterest expense                 27,311                967                     -                28,278

Income before taxes                       22,650                597                     -                23,247
Income taxes                               7,404                116                     3 (4)             7,523

NET INCOME                               $15,246             $  481           $        (3)              $15,724
                                         =======             ======           ===========               =======
Earnings per common share                $  1.59             $63.84                                     $  1.58
                                         =======             ======                                     =======

                        NATIONAL CITY BANCSHARES, INC.
          Pro Forma Condensed Consolidated Combined Income Statement
                     for the Year Ended December 31, 1995
                                  (Unaudited)
                            (Amounts in thousands)

                                                             Pro Forma        Pro Forma
                                          NCBE      BBI     Adjustments        Combined
                                        --------  -------  ------------       ---------
INTEREST INCOME
Interest and fees on loans              $ 55,973  $ 1,631                     $  57,604
Interest and dividends on securities      14,030      957                        14,987
Other interest income                      1,212      199                         1,411
                                        --------  -------  ------------       ---------
Total interest income                     71,215    2,787             0          74,002

INTEREST EXPENSE
Interest on deposits                      29,005    1,163                        30,168
Interest on borrowed funds                 2,043      110                         2,153
                                        --------  -------  ------------       ---------
Total interest expense                    31,048    1,273             -          32,321

Net interest income                       40,167    1,514             -          41,681
                                        --------  -------  ------------       ---------
Provision for loan losses                    294       42                           336
                                        --------  -------  ------------       ---------
Net interest income after provision
 for loan losses                          39,873    1,472             -          41,345

NONINTEREST INCOME
Trust income                               1,494        0                         1,494
Service charges on deposit accounts        2,775       59                         2,834
Securities gains (losses)                     26        0                            26
Other                                      2,429       60                         2,489
                                        --------  -------  ------------       ---------
Total noninterest income                   6,724      119             -           6,843

NONINTEREST EXPENSE
Salaries, wages and other
 employee benefits                        15,041      507                        15,548
Occupancy expenses                         3,685       47                         3,732
Other                                      7,617      392                         8,009
                                        --------  -------  ------------       ---------
Total noninterest expense                 26,343      946             -          27,289

Income before taxes                       20,254      645             -          20,899
Income taxes                               7,139      143             4  (4)      7,286
                                        --------  -------  ------------       ---------

NET INCOME                              $ 13,115  $   502  $         (4)      $  13,613
                                        ========  =======  ============       =========
Earnings per common share               $   1.34  $ 65.87                     $    1.34
                                        ========  =======                     =========

                        NATIONAL CITY BANCSHARES, INC.
          Pro Forma Condensed Consolidated Combined Income Statement
                     for the Year Ended December 31, 1994
                                  (Unaudited)
                            (Amounts in thousands)

                                                                   Pro Forma      Pro Forma
                                             NCBE        BBI      Adjustments      Combined
                                           -------     ------     -----------     ---------
INTEREST INCOME
Interest and fees on loans                 $45,083     $1,438                     $  46,521
Interest and dividends on securities        14,169        840                        15,009
Other interest income                        1,516        230                         1,746
                                           -------     ------     -----------     ---------
Total interest income                       60,768      2,508               0        63,276

INTEREST EXPENSE
Interest on deposits                        23,650        969                        24,619
Interest on borrowed funds                   1,110         73                         1,183
                                           -------     ------     -----------     ---------
Total interest expense                      24,760      1,042               -        25,802

Net interest income                         36,008      1,466               -        37,474
                                           -------     ------     -----------     ---------
Provision for loan losses                       18         60                            78
                                           -------     ------     -----------     ---------
Net interest income after provision         35,990      1,406               -        37,396
  for loan losses

NONINTEREST INCOME
Trust income                                 1,253          0                         1,253
Service charges on deposit accounts          2,197         75                         2,272
Securities gains (losses)                     (470)         0                          (470)
Other                                        1,965         63                         2,028
                                           -------     ------     -----------     ---------
Total noninterest income                     4,945        138               -         5,083

NONINTEREST EXPENSE
Salaries, wages and other
  employee benefits                         14,074        503                        14,577
Occupancy expenses                           3,839         40                         3,879
Other                                        8,188        428                         8,616
                                           -------     ------     -----------     ---------
Total noninterest expense                   26,101        971               -        27,072

Income before taxes                         14,834        573               -        15,407
Income taxes                                 5,155        124               4 (4)     5,283
                                           -------     ------     -----------     ---------

NET INCOME                                 $ 9,679     $  449     $        (4)    $  10,124
                                           =======     ======     ===========     =========
Earnings per common share                  $   .99     $51.27                     $    1.00
                                           =======     ======                     =========

Notes to Pro Forma Condensed Consolidated Combined Financial Statements

     1. The adjustment reflects acquisition of 80 shares of FNBB common stock not owned by BBI through the exchange of 60.5726 shares of BBI Common.

     2. The adjustment reflects NCBE's issuance of 375,000 shares of NCBE Common for all of the shares of BBI Common, at an exchange rate of
         49.5273 shares of NCBE Common per share of BBI Common.

     3. The exchange ratio of NCBE Common for BBI Common is determined based upon the market price of NCBE stock. The pro forma number of shares of NCBE Common to be issued in the Merger is 375,000, reflecting an exchange rate of 49.5273 shares of NCBE Common for each share of BBI Common based upon the current market price of NCBE Common, which is in excess of $36 per share. The Merger Agreement calls for each share of BBI Common to be converted into a number of shares of NCBE Common, subject to a minimum of 375,000 and a maximum of 450,000. Assuming the average price of NCBE Common is $30 per share or less the number of shares of NCBE Common exchanged for BBI Common would be 450,000. If 450,000 shares of NCBE Common were exchanged for BBI Common, the pro forma earnings per share would be $0.45 for the three months ended March 31, 1997, $0.41 for the three months ended March 31, 1996, $1.57 for the year ended December 31, 1996, $1.33 for the year ended December 31, 1995 and $0.99 for the year ended December 31, 1994.

     4. The adjustment reflects an increase in the tax rate of BBI to 35%, the rate applicable to NCBE and its subsidiaries.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

     Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol NCBE. The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of BBI Common. The following table only sets forth information regarding those transactions as to which management of BBI has knowledge of the prices paid. Because of the lack of a public trading market for shares of BBI Common, the prices indicated may not reflect the prices which would be paid for such shares on such a market.


                              NCBE Common                     BBI Common
                      ----------------------------   -----------------------------
                                           Cash                             Cash
                                         Dividend                        Dividends
                       High      Low     Declared      High      Low     Declared
                      -------   ------   ---------   -------   -------   ---------
1995
First Quarter         $21.32    $19.16   $  0.10       (1)       (1)     $  1.00
Second Quarter         19.27     18.14      0.10       (1)       (1)        1.00
Third Quarter          19.39     17.91      0.10     $500.00   $500.00      1.00
Fourth Quarter         23.10     18.59      0.12      500.00    500.00      5.00

1996
First Quarter          28.45     22.62      0.12       (1)       (1)        1.00
Second Quarter         28.10     26.43      0.15      500.00    500.00      1.00
Third Quarter          27.74     26.43      0.15       (1)       (1)        1.00
Fourth Quarter         30.00     26.67      0.16       (1)       (1)        5.00

1997
First Quarter          33.88     29.25      0.16       (1)       (1)        1.00
Second Quarter (2)     41.63     31.75      0.16       (1)       (1)        1.00


--------------

(1) Although there may have been private transactions involving BBI Common during these periods that are not reflected in the table, neither BBI nor any members of its management were parties to such transactions.


(2)  Through June 26, 1997.

     On April 18, 1997, the last trading day before the announcement of the execution of the Merger Agreement, the closing sale price of NCBE Common, was $32.125 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of BBI Common was $1,782.98. The equivalent per share price for BBI Common is calculated by multiplying the specified closing sale price of NCBE Common by the number of shares of NCBE Common to be issued for each share of BBI Common in the Merger. The foregoing illustration was determined based upon the assumption that the Closing occurred on April 18, 1997, there were 7,571.5726 shares of BBI Common then outstanding and each share of BBI Common would be converted into 55.5 shares of NCBE Common. The number of shares of NCBE Common issuable in the Merger, as described elsewhere herein, is subject to adjustment. See "THE MERGER -- Conversion of BBI Common".


     On June 26, 1997, the closing sale price of NCBE Common was $41.625 per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for BBI Common was $2,061.57. The equivalent per share price for BBI Common is calculated by assuming that each share of BBI Common would be converted into 49.5273 shares of NCBE Common in the Merger (which assumes that the Closing occurred on June 26, 1997 and there were 7,571.5726 shares of BBI Common then outstanding).

     As of June 23, 1997, there were 2,294 and 41 holders of record of NCBE Common and BBI Common, respectively.

     Both NCBE and BBI depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

     Shareholders of BBI are advised to obtain current market quotations for NCBE Common.

                          INFORMATION CONCERNING NCBE

Business

     NCBE was organized in 1985 as a bank holding company for The National City Bank of Evansville ("NCB") which remains NCBE's principal banking subsidiary. As of March 31, 1997, NCBE owned 100% of ten commercial banks, including NCB, two savings banks, a leasing subsidiary, a property management company, and had consolidated assets of $1.1 billion, deposits of $858 million, net loans of $756 million and shareholders' equity of $117 million. NCBE's 12 financial institution subsidiaries serve 26 communities from 35 locations and provide a wide range of banking services in the tri-state area of Southwestern Indiana, Western Kentucky, and Southeastern Illinois.

Recent Developments

     On June 2, 1997, NCBE entered into an agreement in principle to merge with Fourth First Bancorp, a one-bank holding company that owns First Bank of Huntingburg, Indiana. As of March 31, 1997, Fourth First Bancorp had total assets of $105 million, deposits of $90 million, loans of $80 million and shareholders' equity of $12 million. First Bank of Huntingburg has two offices in Huntingburg, Indiana and one in Ferdinand, Indiana.

     The agreement contemplates the conversion of the outstanding shares of Fourth First Bancorp into shares of NCBE Common, at an aggregate average value of $26.5 million, but not less than 757,142 shares or more than 883,833 shares of NCBE common. The transaction is subject to execution of definitive agreements, regulatory approval and approval by Fourth First Bancorp shareholders and is expected to close during the fourth quarter of 1997.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 450,000 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                         Beneficial Ownership      Beneficial Ownership
                                         Prior to the Merger         After the Merger
                                         ----------------------    ---------------------
Name                                      Shares       Percent      Shares      Percent
----                                     --------     ---------    -------     ---------
Janice L. Beesley                        53,288(1)        *         53,288         *
Benjamin W. Bloodworth                   12,990(2)        *         12,990         *
Michael F. Elliott                      310,876(3)       3.3%      310,876        3.2%
Susanne R. Emge                          22,938(4)        *         22,938         *
Donald G. Harris                         11,285           *         11,285         *
H. Ray Hoops                                655           *            655         *
Robert A. Keil                           42,610(5)        *         42,610         *
John D. Lippert                          72,498(6)        *         72,498         *
Harold A. Mann                           31,599(7)        *         31,599         *
Ronald G. Reherman                        8,495(8)        *          8,495         *
Lawrence R. Steenberg                    27,892(9)        *         27,892         *
All directors and executive
  officers as a group (11 persons)      595,126(10)      6.3%      595,126        6.0%

-------------
*    Less than 1%.
(1)  All shares with shared voting and investment power with spouse.

(2) Includes 6,290 shares with sole voting and investment power; 2,974 shares with sole voting and investment power by spouse; and 3,726 shares subject to options exercisable within 60 days.
(3) Includes 239,796 shares with sole voting and investment power; 15,487 shares with shared voting and investment power with spouse; 19,425 shares with sole voting and investment power by spouse; 3,093 shares held by a trust with shared voting and investment power; and 33,075 shares subject to options exercisable within 60 days.
(4)  Includes 1,873 shares with sole voting and investment power; 13,897 shares with shared voting and investment power with spouse; and 7,168 shares with sole voting and investment power by spouse.
(5) Includes 9,535 shares with shared voting and investment powers with spouse; and 33,075 shares subject to options exercisable within 60 days.
(6) Includes 23,814 shares with sole voting and investment power; 2,092 shares with shared voting and investment power with spouse; 13,125 shares with sole voting and investment power by spouse; and 33,467 shares subject to options exercisable within 60 days.
(7) Includes 193 shares with sole voting and investment power; 2,006 shares with shared voting and investment power with spouse; and 29,400 shares subject to options exercisable within 60 days.
(8) Includes 3,173 shares with sole voting and investment power; and 5,322 shares with shared voting and investment power with spouse.
(9) Includes 13,946 shares with sole voting and investment power; and 13,946 shares with sole voting and investment power with spouse.
(10) Includes 132,743 shares subject to options exercisable within 60 days.

                          INFORMATION CONCERNING BBI

Business

     BBI was incorporated under the laws of the State of Illinois on February 4, 1993, to serve as a bank holding company for FNBB. FNBB is a national banking association that commenced business in 1906. The business of BBI consists solely of the ownership, supervision and control of FNBB. FNBB has one banking office in Bridgeport, Illinois. As of March 31, 1997, BBI had, on a consolidated basis, total assets of $39.9 million, total net loans of $22.4 million, total deposits of $33.0 million, and total stockholders' equity of $6.4 million.

Selected Financial Data of BBI

     The selected consolidated data as of and for the two fiscal years ended September 30, 1996 and 1995 have been derived from financial statements audited by Kemper CPA Group, LLC, independent public accountants, whose report can be found elsewhere in this Proxy Statement/Prospectus. The selected consolidated financial data as of and for the six month periods ended March 31, 1997 and March 31, 1996 have been derived from unaudited consolidated financial statements of BBI, and reflect, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. This data should be read in conjunction with BBI's Consolidated Financial Statements and the Notes thereto and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  Six Months
(Dollar amounts other than                      Ended March 31,                 Year Ended September 30,
per share data in thousands)               -----------------------      ----------------------------------------
                                               1997         1996            1996         1995         1994
                                               ----         ----            ----         ----         ----
Net interest income                        $     815     $     815       $   1,636     $   1,484     $   1,456
Provision for loan losses                       (120)          (25)           (151)          (47)          (75)
Noninterest income                         $      69            66             130           125           131
Noninterest expense                             (544)         (537)           (957)         (933)         (986)
                                           ---------     ---------       ---------     ---------     ---------
  Income before income taxes                     220           319             658           629           526
Income taxes                                      34            52             145           128           115
                                           ---------     ---------       ---------     ---------     ---------
  Net income                               $     186     $     267       $     513     $     501     $     411
                                           =========     =========       =========     =========     =========
     Per Common Share
Net income                                 $   24.75     $   35.16       $   67.90     $   65.67     $   44.03
Book value                                    854.21        808.85          833.98        777.03        686.54
Cash dividends declared                         6.00          6.00            8.00          8.00          8.00
     Totals
Loans                                      $  22,659     $  22,035       $  23,131     $  19,802     $  17,791
Allowance for loan losses                       (284)         (328)           (442)         (303)         (283)
Securities                                    13,851        13,595          14,284        15,780        16,110
Total assets                                  39,863        41,376          40,416        39,926        39,298
Deposits                                      33,038        34,788          33,696        31,488        31,544
Shareholders' equity                           6,417         6,140           6,264         5,914         5,239
     Selected Financial Ratios
Net income to average assets                    0.93%         1.29%           1.28%         1.24%         1.04%
Net income to average equity                    6.22%         8.70%           8.43%         8.82%         6.85%
Cash dividend payout                           24.24%        17.06%          11.78%        12.40%        18.17%
Average equity to average assets               15.46%        14.84%          15.16%        14.08%        15.25%
Tangible equity to tangible assets             16.10%        14.84%          15.50%        14.81%        13.33%
Total capital to risk weighted assets          26.61%        21.69%          24.88%        26.64%        25.92%
     Other Data
Weighted average shares                        7,511         7,592           7,555         7,629         9,335
Risk weighted assets                       $  24,113     $  28,313       $  25,179     $  22,202     $  20,211

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis is presented to facilitate the understanding of the financial position of BBI and its subsidiary, First National Bank of Bridgeport (the "Bank"). It identifies trends and material changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

     Overview of Operations. The primary goal of management of BBI over the past few years has been to consistently improve earnings, with improvement in net interest income as the major component thereof. The emphasis has been to redirect funds from BBI's investment securities portfolio into its loan portfolio. Consequently between September 30, 1995 and March 31, 1997, investment securities, including federal funds sold, have declined by $3.1 million, or 17.6%, while loans have increased by $2.9 million, or 14.7%. From September 30, 1996, to March 31, 1997, loans decreased by $314,000, or 1.4%, representing a usual seasonal shift in demand related to agricultural lending.

     Management has obtained most of its loan growth by working through loan brokers to obtain participation loans with other community banks in Southern Illinois and Southern Indiana. These have included commercial real estate loans in larger areas in Southern Illinois and Southern Indiana, as well as other participation loans in commercial loan packages. These participations have given the Bank an opportunity to build its loan portfolio and related interest income.

   Net Interest Income. These activities have had the desired effects. Net interest income has increased by $152,000, or 10.2%, from September 30, 1995 to September 30, 1996. Principally, this increase comes from a planned reduction in money employed in interest earning deposits, Federal Funds Sold, and investments, and an increase in money invested in loans. Income from loans increased by $344,000, or 22.2%, from the period ended September 30, 1995 to September 30, 1996.

     Provision for Loan Losses. During the year ended September 30, 1996, BBI recorded a provision for loan losses of $151,000 compared with $47,000 for year ended September 30, 1995. The increased provision related to the need to increase the allowance for loan and lease losses as a result of BBI's loss connected with the Bennett Funding Group, Inc. Chapter 11 Bankruptcy filing in March of 1996. Plans were laid to immediately address the matter, and bolster the allowance for loan and lease losses. A total of $260,000 was charged off for this credit in fiscal 1996.

     During the six months ended March 31, 1997, BBI recorded a provision for loan losses of $120,000 compared to $25,000 for the same period in 1996. The increased provision related to the loss BBI incurred in connection with the Bennett Funding Group, Inc. Chapter 11 bankruptcy filing in March 1996, as discussed above. Management made the decision to increase the allowance for loan and lease losses based on additional information concerning probable collections obtained in December 1996.

     BBI adopted SFAS 114 and 118 during the year ended September 30, 1996. The change in accounting principle had no impact on BBI's operations. See note 1 to the consolidated financial statements. The provision represents management's assessment of the total risk in its loan portfolio and growth in the portfolio, which consists primarily of commercial and residential real estate loans, and standard commercial business and agricultural loans, and was made to maintain the allowance for loan losses at a level management deemed adequate.

     Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although BBI maintains its allowance for loan losses at a level which it believes to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

     Non-Interest Income. Non-interest income has also increased for both the year ended September 30, 1996 compared with the year ended September 30, 1995, and for the six months ended March 31, 1997 compared with the six months ended March 31, 1996. Non-interest income for the year ended September 30, 1996 was $130,000 compared to $125,000 for the prior year. This represents a $5,000, or 4.0% increase. The increase was due primarily to added funds collected on checking account service charges, and increased fees on loans, as well as a significant increase in credit life insurance premium income during the period. Non interest income for the six months ended March 31, 1997, was up $3,000, or 4.5%, to $69,000 from $66,000 for the six months ended March 31, 1996. The increase was primarily due to increased fee income on commercial and real estate loans, as well as service charges on demand deposit accounts.

     Non-Interest Expense. Noninterest expense has remained fairly constant during the periods with the most significant increase due to normal pay increases for employees.

     Income Taxes. Changes in income taxes are a direct result of changes in net income before taxes.

     Net Income. Net income for the year ended September 30, 1996 was $513,000, up $12,000, or 2.4%, from $501,000 for the year ended September 30, 1995. The increase was due to increased net interest income discussed above offset partially by the increased provision for loan losses incurred in fiscal 1996.

     Net income for the six months ended March 31, 1997, was $186,000, down $81,000, or 30.3%, from the same period in 1996 when net income was $267,000. The decrease was due to the additional provision for loan losses discussed above net of the resulting income tax benefit.

     Overview of Financial Condition. Total assets have remained fairly constant at approximately $40 million for all periods, while loans have increased as discussed above funded by decreases in BBI's investment portfolio. Total deposits have also remained fairly stable at approximately $34 million. Equity has been consistently above peer group averages increasing from $5.9 million at September 30, 1995, to $6.4 million at March 31, 1997, or 14.8% of total assets at September 30, 1995, and 16.1% of total assets at March 31, 1997. The increase is due to retaining approximately 88% of earnings for each period, low growth in total assets, and minimal fluctuations in the fair values of BBI's investment portfolio.

     The following table sets forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income and interest expense and the resulting yields on interest earning assets and rate on interest bearing liabilities. Average balances are also provided for non-interest earning assets, non-interest bearing liabilities and equity.

                                                              Year Ended September 30,
                                          ----------------------------------------------------------------
                                                       1996                             1995
                                          ------------------------------    ------------------------------
                                          Average                Average    Average                Average
        (In Thousands)                    Balance    Interest      Rate     Balance    Interest      Rate
                                          -------    --------    -------    -------    --------    -------
Assets
Interest Earning Assets:
Interest earning deposits                 $   941     $   58      6.16%     $ 1,375     $   83      6.04%
Federal Funds Sold                          2,230        136      6.10%       1,721        115      6.68%
Investment securities - taxable            10,460        587      5.61%      11,278        690      6.12%
Investment securities - tax exempt (1)      4,800        408      8.50%       4,821        411      8.53%
Loans, net of unearned income (2)          21,467      1,892      8.81%      18,797      1,548      8.24%
                                          -------     ------      -----     -------     ------      -----
  Total interest earning assets            39,898      3,081      7.72%      37,992      2,847      7.49%
                                                      ------      -----                 ------      -----

Non-earning Assets:
Cash and due from banks                     1,133          -                  1,430          -
Other nonearning assets                       610          -                    624          -
Allowance for loan losses                    (372)         -                   (292)         -
                                          -------                           -------
  Total Assets                             41,269                            39,754
                                          =======                           =======

Liabilities & Equity
Interest Bearing Liabilities:
Deposits                                   31,975      1,264      3.95%      29,516      1,120      3.79%
Repurchase agreements                         901         42      4.66%       2,312        103      4.46%
                                          -------     ------      -----     -------     ------      -----
  Total Interest Bearing
  Liabilities                              32,876      1,306      3.97%      31,828      1,223      3.84%
                                          -------     ------      -----     -------     ------      -----
Non-Interest Bearing
Demand deposits                             2,089          -                  2,142          -
Other liabilities                             240          -                    208          -
Stockholders' equity                        6,064          -                  5,576          -
                                          -------                           -------
  Total Liabilities and Equity             41,269                            39,754
                                          =======                           =======

  Net Interest Income                                 $1,775                            $1,624
                                                      ======                            ======
  Net Interest Spread                                               3.75%                           3.65%
                                                                    ====                            =====
  Net Interest Margin (3)                                           4.45%                           4.27%
                                                                    =====                           =====

----------
(1) Stated at tax equivalent using 34% statutory income tax rate for all periods.
(2) Average total loans include non-accrual loans and loan interest includes loan fee income on loans in portfolio.
(3)  Calculated by dividing net interest income by average earning assets.

                                                          Years Ended September 30,
                                         --------------------------------------------------------
                                                  1996-1995                     1995-1994
                                         --------------------------    --------------------------
                                                   Change    Change              Change    Change
                                          Total    Due To    Due To    Total     Due To    Due To
     (In Thousands)                      Change    Volume     Rate     Change    Volume     Rate
                                         ------    -------   ------    ------    ------    ------
              Assets
Interest Earning Assets:
Interest earning deposits                $  (25)   $  (26)        1    $  (33)   $  (58)   $   25
Federal Funds Sold                           21        34       (13)      (14)      (32)       18
Investment securities - taxable            (103)      (50)      (53)      110        28        82
Investment securities - tax exempt (1)       (3)       (2)       (1)       49        (7)       56
Loans, net of unearned income (2)           344       220       124       125       163       (38)
                                         ------    -------   ------    ------    ------    ------
   Total interest earnings assets           234       176        58       237        94       143
                                         ------    -------   ------    ------    ------    ------
          Liabilities
Interest Bearing Liabilities:
Deposits                                    144        93        51       153         2       151
Repurchase agreements                       (61)      (63)        2        38        69       (31)
                                         ------    -------   ------    ------    ------    ------
   Total Interest Bearing Liabilities        83        30        53       191        71       120
                                         ------    -------   ------    ------    ------    ------
   Net Interest Income                   $  151    $  146    $    5    $   46    $   23    $   23
                                         ======    =======   ======    ======    ======    ======

(1) Stated at tax equivalent using 34% statutory income tax rate for all periods.

(2) Average total loans include non-accrual loans and loan interest includes loan fee income on loans in portfolio.

Note: Change due to volume calculated using prior period's average rate multiplied by the change in average balance. The change due to rate is calculated using the difference between the total change and the change calculated due to volume.

     Asset/Liability Management. One of BBI's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. BBI has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest rate sensitivity of BBI's assets by originating loans with interest rates subject to repricing to market conditions. Accordingly, BBI has emphasized the origination of short-term commercial loans, consumer loans, and real estate loans with 3 to 5 year balloon payments.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If BBI's assets mature or reprice more frequently or to a greater extent than its liabilities, BBI's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if BBI's assets mature or reprice more slowly or to a lesser extent than its liabilities, BBI's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

     BBI's Board of Directors has formulated an Asset/Liability Management Policy designed to promote long-term profitability while managing interest rate risk. BBI recognizes the inherent risk in its portfolio, particularly in periods of fluctuating interest rates. Management's principal strategy has been to maintain short and medium term assets in its portfolio in an effort to be very flexible and capable of repricing loan rates and deposit rates quickly, during period of rate fluctuations. BBI does not engage in hedging activities.



     Investments are reported at their fair values (see Note 1 to the financial statements.) Following are BBI's investments and their contractual maturities for the periods noted.

                                                  1 Year            1 to 5         5 to 10          After
         (In Thousands)                           or Less            Years          Years         10 Years          Total
                                                 --------           ------         -------        --------          -----
        September 30, 1996
   Obligations of the U.S. Treasury            $      998          $  1,397        $      -        $       -        $  2,395
   Obligations of U.S. Agencies
     and Corporations                               1,215             5,554             100                -           6,869
   Obligations of States
     and subdivisions                               1,308             3,303             269                -           4,880
   Other securities                                   140                 -               -                -             140
                                               ----------          --------        --------        ---------        --------
     Total investments                         $    3,661          $ 10,254        $    369        $       -        $ 14,284
                                               ==========          ========        ========        =========        ========
   Weighted average yield at
     the end of the period                           6.03%             6.38%           9.18%            0.00%           6.36%
                                               ==========          ========        ========        =========        ========
        September 30, 1995
   Obligations of the U.S.
     Treasury                                  $      704          $  2,025        $      -        $       -        $  2,729
   Obligations of U.S. Agencies
     and Corporations                               3,723             4,378             105                -           8,206
   Obligations of States
     and subdivisions                               1,219             3,234             275                -           4,728
   Other securities                                   136                 -               -                -             136
                                               ----------          --------        --------        ---------        --------
     Total investments                         $    5,782          $  9,637        $    380        $       -        $ 15,799
                                               ==========          ========        ========        =========        ========
   Weighted average yield at
     the end of the period                           6.12%             6.36%           9.18%            0.00%           6.34%
                                               ==========          ========        ========        =========        ========

Note:    Weighted average yield on tax exempt securities has been calculated using the statutory rate of 34% at the end of each period.


     The following table illustrates the repricing opportunities, or rate sensitivity, of interest earning assets and interest bearing liabilities as of September 30, 1996. The difference, or "GAP," is indicated as a percentage of total assets. The information reflects the repricing opportunities for variable, or floating, rate assets and liabilities and the maturities and/or estimated cash flows for fixed rate assets and liabilities.


                                                                            Maturity or Repricing Within
                                                       --------------------------------------------------------------------------
                                                         0-3           3-6        6 Months       1 Year         Over
       (In Thousands)                                  Months        Months       to 1 Year    to 5 Years      5 Years      Total
                                                       ------        ------       ---------    ----------      -------      -----
Interest Earning Assets:
Loans                                                 $  2,127       $ 2,200       $ 2,188       $14,824        $1,793     $23,132
Securities                                                 996           786         1,879        10,254           369      14,284
Federal Funds Sold                                         875             -             -             -             -         875
Interest Earning deposits with                                                                                                   -
 financial institutions                                    198           495           198           198             -       1,089
                                                      --------       -------       -------       -------        ------     -------
 Total Interest Earning Assets                        $  4,196       $ 3,481       $ 4,265       $25,276        $2,162     $39,380
                                                      ========       =======       =======       =======        ======     =======

Interest Bearing Liabilities:
Savings and NOW accounts                              $  9,791       $     -       $     -       $     -        $    -     $ 9,791
Time deposits                                            5,592         2,173         3,367         8,882             -      20,014
Repurchase agreements                                        -             -             -           200             -         200
                                                      --------       -------       -------       -------        ------     -------
 Total Interest Bearing Liabilities                   $ 15,383       $ 2,173       $ 3,367       $ 9,082        $    -     $30,005
                                                      ========       =======       =======       =======        ======     =======

Asset (liability) GAP                                  (11,187)        1,308           898        16,194         2,162       9,375
Cumulative asset (liability) GAP                       (11,187)       (9,879)       (8,981)        7,213         9,375       9,375
Cumulative GAP to total assets                           -27.7%        -24.5%        -22.3%         17.9%         23.2%       23.2%

 Total Assets                                                                                                              $40,416
                                                                                                                           =======

     Lending Activities. BBI's loan portfolio consists primarily of commercial and residential real estate loans, and commercial business and agriculture related loans.

     As of September 30, 1996, BBI had concentrations, greater than 10% of total loans outstanding, in the following industries or types of loans: conventional 1-4 family residential mortgage loans-$3.6 million, or 15.7% of total loans and commercial business loans-$7.6 million, or 32.7% of total loans.

     As of March 31, 1997, concentrations were in the following industries or types of loans: conventional 1-4 family residential mortgage loans-$3.5 million, or 15.6% of total loans and commercial business loans-$7.3 million, or 32.0% of total loans.

     The following table sets forth loans, by category, at the dates indicated.

                          March 31,                    September 30,
                      -----------------    ------------------------------------
  (In Thousands)        1997        %        1996        %        1995       %
                        ----        -        ----        -        ----       -
Commercial loans      $ 8,552     37.7%    $ 9,276     40.1%    $ 6,645    33.6%
Real estate loans      12,364     54.6%     12,170     52.6%     11,514    58.1%
Installment loans       1,742      7.7%      1,686      7.3%      1,642     8.3%
                      -------    -----     -------    -----     -------   -----
  Total Loans         $22,658    100.0%    $23,132    100.0%    $19,801   100.0%
                      =======    =====     =======    =====     =======   =====

Contractual maturities or repricing opportunities were as follows at the end of each period indicated:

                                         March 31, 1997
                              ------------------------------------
          (In Thousands)      1 Year    1 to 5    After
                              or Less    Years   5 Years   Total
                              -------   -------  -------  --------
          Commercial loans     $2,570   $ 4,005   $1,977   $ 8,552
          Real estate loans     3,100     9,264        -    12,364
          Installment loans       700     1,042        -     1,742
                               ------   -------   ------   -------
           Total Loans         $6,370   $14,311   $1,977   $22,658
                               ======   =======   ======   =======

                                       September 30, 1996
                               -----------------------------------
          Commercial loans     $2,790   $ 4,693   $1,793   $ 9,276
          Real estate loans     3,050     9,120        -    12,170
          Installment loans       675     1,011        -     1,686
                               ------   -------   ------   -------
           Total Loans         $6,515   $14,824   $1,793   $23,132
                               ======   =======   ======   =======


                                       September 30, 1995
                               -----------------------------------
          Commercial loans     $2,310   $ 3,917   $  418   $ 6,645
          Real estate loans     2,726     8,788        -    11,514
          Installment loans       654       988        -     1,642
                               ------   -------   ------   -------
           Total Loans         $5,690   $13,693   $  418   $19,801
                               ======   =======   ======   =======

Note: Demand loans and loans having no stated maturity are reported as due in one year or less.

     Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loan loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the net present value of estimated cash flows. BBI has classified all installment loans as smaller balance, homogeneous loans. Absent evidence to the contrary, the allowance for these loans is based on historical loan loss experience.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to BBI's allowance for loan losses will be the result of periodic loan, property, and collateral reviews and thus cannot be predicted in advance. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to increase the allowance based upon their judgment of the information available to them at the time of their examination.

     For all periods presented, BBI had no real estate properties acquired through foreclosure.

     The following table sets forth the composition of non-performing loans at the dates indicated.

                                                                      September 30,
                                                        March 31,  --------------------
                 (In Thousands)                           1997       1996       1995
                                                       ----------  ---------  ---------
Non-accrual loans                                        $   261    $   520    $    81
Accruing loans contractually past due 90 or more               1          -         85
                                                         -------    -------    -------
  Total non-performing loans                             $   262    $   520    $   166
                                                         =======    =======    =======

Non-performing loans as a percent of total loans            1.16%      2.25%      0.84%
                                                         =======    =======    =======
Non-performing loans as a percent of total assets           0.66%      1.29%      0.42%
                                                         =======    =======    =======
Total Loans                                              $22,658    $23,132    $19,801
                                                         =======    =======    =======
Total Assets                                             $39,862    $40,416    $39,926
                                                         =======    =======    =======

     Allowance for Loan Losses.   The gross amount of income which would have
been recorded on non-accrual loans had they not been on non-accrual status was $24,000, $23,000 and $0 for the six months ended March 31, 1997, and the years ended September 30, 1996 and 1995, respectively.

     See notes to the financial statements for explanation of placing loans on non-accrual status. There were no other loans which would be considered potential problem loans at March 31, 1997.

     The following table presents activity in allowance for loan losses for the periods indicated.


                                         Six Months      Years Ended
                                            ended       September 30,
(In Thousands)                           -----------  ------------------
                                            3/31/97      1996      1995
                                           --------   -------   -------

Beginning Balance                           $   442   $   303   $   283
                                            -------   -------   -------
Loans charged off:
 Commercial loans                               284         -        31
 Real estate loans                                -         -         -
 Installment loans                                7        15         2
                                            -------   -------   -------
   Total Charge Offs                            291        15        33
                                            -------   -------   -------
Recoveries of charged-off loans:
 Commercial loans                                 9         -         2
 Real estate loans                                -         -         -
 Installment loans                                4         3         4
                                            -------   -------   -------
   Total Recoveries                              13         3         6
                                            -------   -------   -------

Net (Charge offs) recoveries                   (278)      (12)      (27)
Provision charged to operations                 120       151        47
                                            -------   -------   -------
 Ending Balance                             $   284   $   442   $   303
                                            =======   =======   =======

Allowance as a percent of total loans          1.25%     1.91%     1.53%
                                            =======   =======   =======
Allowance as a percent                       108.40%    85.00%   182.53%
  of non-performing loans                   =======   =======   =======

Total loans                                 $22,658   $23,132   $19,801
                                            =======   =======   =======
Total non-performing loans                  $   262   $   520   $   166
                                            =======   =======   =======

    The following table sets forth the allocation of BBI's allowance for loan losses to the various categories of loans at the following dates:


                                                March 31,                    September 30,
(In Thousands)                             -------------------     ---------------------------------
                                              1997        %          1996       %       1995     %
                                           ----------  -------     --------  -------   ------  -----
Commercial loans                             $    10      3.5%     $   270     61.1%   $   83   27.4%
Real estate loans                                 20      7.0%          35      7.9%        -    0.0%
Installment loans                                  3      1.1%           -      0.0%        -    0.0%
Unallocated                                      251     88.4%         137     31.0%      220   72.6%
                                             -------    -----      -------    -----    ------  -----
 Total Allowance for Loan Losses             $   284    100.0%     $   442    100.0%   $  303  100.0%
                                             =======    =====      =======    =====    ======  =====




     The following table provides information regarding the Bank's capital ratios at the dates indicated.

                                                                                September 30,
                                                                  March 31,   -----------------
(In Thousands)                                                      1997       1996      1995
                                                                 ----------   -------   -------
Total assets                                                       $39,847    $40,363   $39,964
Risk based assets                                                   24,113     25,179    25,205
Tier I capital                                                       6,456      6,310     5,940
Total capital                                                        6,755      6,620     6,243
Total capital to risk-weighted assets                                 28.0%      26.3%     24.8%
Tier I risk based capital ratio                                       26.8%      25.1%     23.6%
Tier I capital to total assets                                        16.2%      15.6%     14.9%

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of BBI Common beneficially owned as of the Record Date by (i) each person or group of persons known to BBI to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of BBI Common and (ii) each director and executive officer of BBI. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.

                                         Number of          Percentage of
                                         of Shares       Outstanding Shares
         Name                        Beneficially Owned  Beneficially Owned
         ----                        ------------------  -------------------
Patricia Schofield                            44                 *
Tena Seed                                      2                 *
John R. Wolfe(1)                           1,620                21.5%
R. Tony Wolfe(2)                           1,620                21.5%
Jeffrey R. Wolfe(3)                        1,195                15.9%
Edward L. Edmonson(4)                        450                 6.0%
George J. Abel                                40                 *
Clifford C. Gray(5)                          300                 4.0%
William A. Tillmann                          200                 2.7%
Daniel T. Wolfe(6)                           793                10.6%
All directors and executive
 officers as a group (10 persons)          6,264                83.4%

--------------
*   Less than 1%.
(1) Includes 410 shares owned by spouse. The address of this shareholder is 985 Madison, Bridgeport, Illinois 62417.
(2) Includes 410 shares owned by spouse. The address of this shareholder is Rural Route 1, Bridgeport, Illinois 62417.
(3) The address of this shareholder is 5644 North Cypress, South Broadview Estates, Newburgh, Indiana 47630.
(4) Represents shares held as trustee f/b/o Edward L. Edmondson. The address of this shareholder is 166A East Chestnut Street, Bridgeport, Illinois 62417.
(5) Includes 100 shares held jointly with spouse.
(6) The address of this shareholder is 1701 Margaret Avenue, Terre Haute, Indiana 47802.

                       DESCRIPTION OF NCBE CAPITAL STOCK

Authorized Shares

     NCBE's Articles of Incorporation presently authorize the issuance of 20,000,000 shares of common stock, without par value ($1.00 stated value per share). As of June 23, 1997, there were 9,278,706 shares of NCBE Common issued and outstanding.

Dividends, Voting, Liquidation and Other Rights

     Holders of NCBE's Common are entitled to receive dividends when, as and if declared by NCBE's Board of Directors out of funds legally available therefor. The ability of the financial institution subsidiaries of NCBE to pay cash dividends, which are expected to be NCBE's principal source of income, is restricted by applicable banking laws and regulations. Such dividends have previously been NCBE's principal source of income.

     Holders of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders other than the election of directors. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

     In the event of liquidation, dissolution or winding up of NCBE, whether voluntary or involuntary, the holders of NCBE Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

     Holders of shares of NCBE Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of NCBE Common.

     The shares of NCBE Common presently outstanding are, and the shares of NCBE Common to be issued pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable.

Certain Provisions of Articles of Incorporation and By-Laws

     Certain provisions of NCBE's Articles of Incorporation and By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years (see "COMPARISON OF SHAREHOLDER RIGHTS --Classified Board of Directors"); and
(ii) requirements for advance notice for making nominations at shareholders' meetings.

     NCBE's By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-Laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

Certain Provisions of the Indiana Law

     The Indiana Law applies to NCBE as an Indiana corporation. Certain provisions of the Indiana Law may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

Transfer Agent

     The National City Bank of Evansville, Evansville, Indiana is the transfer agent for shares of NCBE Common.


                       COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of NCBE Common are governed by the Indiana Law and by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of BBI Common are governed by the Illinois Law and by BBI's Articles of Incorporation and By-laws. The rights of holders of shares of BBI Common differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and BBI is set forth below.

Classified Board of Directors

     NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. Directors are elected by a plurality of votes cast by shares entitled to vote. Presently there are three directors in each of NCBE's three classes of directors. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

     BBI. BBI does not have a classified Board of Directors. The Articles of Incorporation and By-laws of BBI provide for a Board of Directors of not less than five nor more than fifteen members, with each member serving a term until the next annual meeting of shareholders. Presently, there are eight BBI directors.

Business Combinations Not Involving an Interested Shareholder

     NCBE. Under the Indiana Law, a majority of the shares entitled to vote is generally required to effectuate a merger or exchange. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if
(i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or other business combination transaction with another corporation that is not approved by a majority of the members of NCBE's Board of Directors.

     BBI. Under the Illinois Law, the affirmative vote of at least two-thirds of the shares entitled to vote on a proposed plan of merger is required for approval unless any class or series of shares is entitled to vote as a class on the plan. If any class is entitled to vote on the plan, the proposed plan must be approved by an affirmative vote of (i) at least two-thirds of the shares of each class or series of shares entitled to vote as a class and (ii) at least two-thirds of the total number of shares entitled to vote on the proposed plan. The articles of incorporation of any corporation may supersede the two-thirds vote requirement by specifying any smaller or larger vote requirement; provided, however, that the vote requirement may not be less than a majority of the shares entitled to vote. BBI's Articles of Incorporation and By-laws do not contain such provisions.

Business Combinations Involving an Interested Shareholder

     NCBE. The Indiana Law restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

     BBI. Although there are corresponding provisions under the Illinois Law regarding business combinations with an "interested shareholder", such provisions do not apply to BBI because BBI does not have a class of equity securities registered under Section 12 of the Exchange Act and is not subject to
Section 15(d) of the Exchange Act.

Removal of Directors

     NCBE. Under the Indiana Law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for that purpose, and such purpose must be stated in the notice of the meeting. A director elected by a voting group of shareholders may be removed only by that voting group. NCBE's Articles of Incorporation do not contain any provisions relating to the removal of directors.

     BBI. BBI's By-Laws provide that a majority of shareholders may remove a director with or without cause if the notice of the meeting names the director or directors to be removed at such meeting. None of BBI's Articles of Incorporation, By-Laws or the Illinois Law defines what constitutes "cause."

Amendments to Articles of Incorporation

     NCBE. The Indiana Law provides that, unless a greater vote is required under a specific provision of the Indiana Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Law. NCBE's Articles of Incorporation provide that amendments must be approved by the holders of a majority of the outstanding voting shares; except that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

     BBI. The Illinois Law provides that, unless a greater or lesser vote (provided that it is not less than holders of a majority of the shares entitled to vote) is required by the corporation's articles of incorporation, a corporation may amend its articles of incorporation upon receiving the affirmative vote of at least two-thirds of its voting shares. BBI's Articles of Incorporation do not contain a greater or lesser vote requirement.

Voting Rights

     NCBE. On all matters other than the election of directors, NCBE shareholders are entitled to cast one vote per share of NCBE Common. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

     BBI. Holders of shares of BBI Common are entitled to one vote per share on all other matters to be voted upon by the shareholders other than the election of directors. BBI shareholders are entitled to cumulative voting on election of directors. This means that every shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are directors multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates.

Special Meetings of Shareholders

     NCBE. The Indiana Law provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's By-laws provide that a special meeting of shareholders must be held upon the request of the Chairman of the Board, the President, a majority of the Board of Directors or the holders of 25% or more of the outstanding shares of voting stock.

     BBI. BBI's By-Laws provide that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the Board of Directors or by ten or more shareholders who own an aggregate or 35% or more of all the outstanding shares entitled to vote on the matter for which the meeting is called.

Shareholder Action by Written Consent

     NCBE. Under the Indiana Law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent to such action is signed by all shareholders entitled to vote thereon.

     BBI. Under the Illinois Law and BBI's By-laws, any action required to be taken at a meeting of shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by: (i) the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting; or (ii) all of the shareholders entitled to vote with respect to the subject matter. If such consent is signed by less than all of the shareholders entitled to vote, then such consent will become effective only if at least five days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof. After the effective date of the consent, prompt notice of the taking of the action without a meeting by less than unanimous written consent must be delivered in writing to those shareholders who have not consented in writing.

Dissenters' Rights

     NCBE. Under the Indiana Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. NCBE's shareholders are not required to vote on the Merger nor are they entitled to exercise dissenters' rights in connection with the Merger.

     BBI. Under the Illinois Law, a shareholder of a corporation who dissents from, among other things, a plan of merger, consolidation, plan of share exchange, or sale, lease or exchange of all or substantially all of the property of the corporation has the right (subject to certain exceptions) to demand payment of the fair value of such shareholder's stock. Shareholders of BBI are entitled to exercise such rights in connection with the Merger. See
"THE MERGER -- Dissenters' Rights."

Control Share Acquisitions

     NCBE. Pursuant to the Indiana Law, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana,
(ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions.

     BBI.  There is no corresponding provision under the Illinois Law.

Indemnification

     NCBE. Pursuant to the Indiana Law, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The Indiana Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The Indiana Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation generally provide for the indemnification of NCBE's directors, officers, employees and agents to the extent permitted by the Indiana Law.

     BBI. The Illinois Law permits a corporation to indemnify a person who, by reason of his or her relationship with the corporation, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in the case of actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent, that the court in which such action or suit was brought determines upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, the Illinois Law provides that, to the extent that such person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The Illinois Law also authorizes corporations to pay expenses in advance of final disposition of a proceeding if the person in question undertakes to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Illinois Law provides that the indemnification and advancement of expenses provided for therein is not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. The By-laws of BBI include indemnification provisions that are generally similar to those contemplated by the Illinois Law.

Limitation of Liability of Directors

     NCBE. The Indiana Law provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the Indiana Law and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes or assents to distributions in violation of the Indiana Law is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

     BBI. The Illinois Law provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under certain provisions of the Illinois Law; or
(iv) for any transaction in which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of any director for any act or omission occurring before the date when the provision is included in the articles of incorporation. The Articles of Incorporation of BBI do not contain provisions limiting the liability of directors.

Consideration of Non-Shareholder Interests

     NCBE. The Indiana Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     BBI. The Illinois Law provides that, in discharging the duties of their respective positions, the board of directors and individual directors may, in considering the best long-term and short-term interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

                                 LEGAL MATTERS

     The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of BBI in connection with the Merger will be passed upon by Giffin, Winning, Cohen & Bodewes, P.C., Springfield, Illinois.


                                    EXPERTS

     The consolidated financial statements of NCBE and subsidiaries as of December 31, 1996 and 1995 and each of the three years in the three-year period ended December 31, 1996, incorporated by reference to NCBE's Annual Report on Form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of BBI for the two years ended September 30, 1996, included in their Prospectus/Proxy Statement have been audited by Kemper CPA Group, LLC, independent auditors, as set forth in a report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO BBI FINANCIAL STATEMENTS


                                                               Page
                                                               ----
AUDITED FINANCIAL STATEMENTS:
  Independent Auditor's Report................................  F-2

  Consolidated Statements of Financial Condition
    as of September 30, 1996 and 1995.........................  F-3

  Consolidated Statements of Income for the Years
    Ended September 30, 1996 and 1995.........................  F-4

  Consolidated Statements of Changes in Shareholders' Equity
    for the Years Ended September 30, 1996 and 1995...........  F-5

  Consolidated Statements of Cash Flows for the
    Years Ended September 30, 1996 and 1995...................  F-6

  Notes to Consolidated Financial Statements..................  F-7


UNAUDITED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition
    as of March 31, 1997 and September 30, 1996...............  F-19

  Consolidated Statements of Income for the
    Six Months Ended March 31, 1997 and 1996..................  F-20

  Consolidated Statements of Changes in
    Shareholders' Equity for the Six Months
    Ended March 31, 1997 and 1996.............................  F-21

  Consolidated Statements of Cash Flows for the
    Six Months ended March 31, 1997 and 1996..................  F-22

  Notes to Consolidated Financial Statements..................  F-23

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Bridgeport Bancorp, Inc.
Bridgeport, Illinois

We have audited the accompanying consolidated statements of financial condition of Bridgeport Bancorp, Inc. as of September 30, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bridgeport Bancorp, Inc. as of September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, during 1996.

\S\Kemper CPA Group LLC

CERTIFIED PUBLIC ACCOUNTANTS
 AND CONSULTANTS

Mt. Carmel, Illinois
November 4, 1996

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          SEPTEMBER 30, 1996 AND 1995

                                                                1996              1995
                                                                ----              ----
  ASSETS
  ------
Cash and due from banks                                     $   786,167        $ 1,481,640
Interest-bearing deposits with banks                          1,089,000            792,000
Federal funds sold                                              875,000          1,825,000
Securities available for sale                                14,284,139         15,799,524
Loans, net of allowance for loan losses of
    $442,267 in 1996 and $302,659 in 1995                    22,689,315         19,499,688
Accrued interest receivable                                     448,541            406,431
Premises and equipment                                           90,494             93,419
Other assets                                                    153,519             28,602
                                                            -----------        -----------

    Total assets                                            $40,416,175        $39,926,304
                                                            ===========        ===========

     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------

Liabilities
    Demand deposits                                         $ 8,122,967        $ 8,185,539
    Savings and NOW deposits                                  5,558,678          5,898,289
    Other time deposits                                      20,014,387         17,404,020
                                                            -----------        -----------
      Total deposits                                         33,696,032         31,487,848
                                                            -----------        -----------

Securities sold under agreement to repurchase                   200,000          2,302,694
Accrued interest payable                                        103,224             97,514
Accrued expenses and other liabilities                          100,654             75,588
                                                            -----------        -----------
       Total liabilities                                     34,099,910         33,963,644
                                                            -----------        -----------

Minority Interest                                                51,870             48,788
                                                            -----------        -----------

Shareholders' Equity
 Common stock, $25 par value; 10,000 shares
     authorized; 7,511 & 7,611 shares issued
     and outstanding at September 30, 1996 and
     1995, respectively                                         187,775            190,275
 Additional paid-in capital                                     337,995            342,495
 Retained earnings                                            5,750,640          5,341,408
 Net unrealized gain (loss) on available for
     sale securities, net of tax of $6,190 in
     1996 and $20,448 in 1995                                   (12,015)            39,694
                                                            -----------        -----------
     Total shareholders' equity                               6,264,395          5,913,872
                                                            -----------        -----------

     Total liabilities and shareholders' equity             $40,416,175        $39,926,304
                                                            ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            BRIDGEPORT BANCORP, INC.
                              BRIDGEPORT, ILLINOIS

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 and 1995

                                                       1996        1995
                                                    ----------  ----------
Interest Income
 Loans receivable                                   $1,892,232  $1,547,648
 Securities available for sale                         855,871     960,688
 Federal funds sold                                    135,939     115,144
 Deposits with banks                                    58,168      82,542
                                                    ----------  ----------
    Total interest income                            2,942,210   2,706,022
                                                    ----------  ----------

Interest Expense
 Deposits                                            1,264,227   1,119,591
 Other borrowed funds                                   42,182     102,563
                                                    ----------  ----------
    Total interest expense                           1,306,409   1,222,154
                                                    ----------  ----------

Net interest income                                  1,635,801   1,483,868
Provision for loan losses                              150,500      46,500
                                                    ----------  ----------

  Net interest income after provision
   for loan loss                                     1,485,301   1,437,368
                                                    ----------  ----------

Noninterest Income
 Service charges on deposit accounts                    62,597      58,854
 Other income                                           66,802      65,847
                                                    ----------  ----------
    Total other income                                 129,399     124,701
                                                    ----------  ----------

Noninterest Expense
 Salaries and employee benefits                        522,427     498,133
 Occupancy expense                                     107,111      78,107
 Other operating expenses                              323,212     353,171
                                                    ----------  ----------
    Total other expenses                               952,750     929,411
                                                    ----------  ----------

Income Before Income Taxes and Minority Interest       661,950     632,658

Income Taxes                                           145,128     127,556
Minority Interest                                        4,022       3,972
                                                    ----------  ----------
Net Income                                          $  512,800  $  501,130
                                                    ==========  ==========

Net income per weighted average shares
 of common stock of 7,555 shares and 7,629
 shares in 1996 and 1995, respectively              $       68  $       66
                                                    ==========  ==========

The accompanying notes are an integral part of these consolidated financial statements.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                                 Net
                                                                              Unrealized
                                                                              Gain (Loss)
                                              Additional                     on Available-        Total
                                   Common       Paid-In      Retained          for-Sale       Shareholders
                                   Stock       Capital       Earnings         Securities         Equity
                                   -----       -------       --------         ----------         ------
Balance at September 30, 1994     $190,775     $343,395     $4,909,916        ($205,470)       $5,238,616

Net income for the year ended
   September 30, 1995                    -            -        501,130                -           501,130

Purchase and retirement of
   20 shares of common stock          (500)        (900)        (8,600)               -           (10,000)

Net changes in unrealized
   appreciation on available-
   for-sale securities, net of
   taxes of $126,297                     -            -              -          245,164           245,164

Cash dividends declared,
   $8.00 per share                       -            -        (61,038)               -           (61,038)
                                  --------     --------     ----------        ---------        ----------

Balance at September 30, 1995      190,275      342,495      5,341,408           39,694         5,913,872

Net income for the year ended
   September 30, 1996                    -            -        512,800                -           512,800

Purchase and retirement of
   100 shares of common stock       (2,500)      (4,500)       (43,000)               -           (50,000)

Net changes in unrealized
   appreciation on available-
   for-sale securities, net of
   taxes of $26,637                      -            -              -          (51,709)          (51,709)

Cash dividends declared,
   $8.00 per share                       -            -        (60,568)               -           (60,568)
                                  --------     --------     ----------        ---------        ----------

Balance at September 30, 1996     $187,775     $337,995     $5,750,640         ($12,015)       $6,264,395
                                  ========     ========     ==========        =========        ==========


The accompanying notes are an integral part of these consolidated financial statements.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                                         1996          1995
                                                     ------------  ------------
Cash flows from operating activities:
 Net income                                          $   512,800   $   501,130
 Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization                          43,725        45,144
   Provision for loan losses                             150,500        46,500
   Net amortization and accretion of
     premiums and discounts                               15,367       (21,716)
   Minority interest in net income                         4,022         3,972
   Increase in accrued interest receivable               (42,110)      (46,168)
   (Increase) decrease in other assets                   (77,909)      101,003
   Increase in other liabilities                          45,512        29,554
                                                     -----------   -----------
   Total adjustments                                     139,107       158,289
                                                     -----------   -----------
 Net cash provided (used) by operating activities        651,907       659,419
                                                     -----------   -----------

Cash flows from investing activities:
 Net (increase) decrease in interest bearing
   deposits with other banks                            (297,000)    1,188,000
 Net (increase) decrease in federal funds sold           950,000      (225,000)
 Net (increase) decrease in loans                     (3,340,127)   (2,038,150)
 Net purchases of premises and equipment                 (81,718)      (36,908)
 Purchases of available for sale securities           (4,474,181)   (4,378,042)
 Maturities of available for sale securities           5,895,854     5,075,618
                                                     -----------   -----------
 Net cash provided (used) by investing activities     (1,347,172)     (414,482)
                                                     -----------   -----------

Cash flows from financing activities:
 Purchase and retirement of common stock                 (50,000)      (10,000)
 Net decrease in demand, savings, and NOW
   deposit accounts                                     (402,183)   (2,206,198)
 Net decrease in repurchase agreements                (2,102,694)      (18,516)
 Net increase in time deposits                         2,610,367     2,149,865
 Net increase in other borrowed funds                      5,710             -
 Dividends to minority shareholders                         (840)         (224)
 Purchase of minority interest in subsidiary
   net of donated capital of $9,424 in 1995                    -         3,824
 Dividends paid                                          (60,568)      (61,038)
                                                     -----------   -----------
 Net cash provided (used) by financing activities           (208)     (142,287)
                                                     -----------   -----------

Net increase (decrease) in cash and equivalents         (695,473)      102,650

Cash and due from banks, beginning of year             1,481,640     1,378,990
                                                     -----------   -----------
Cash and due from banks, end of year                 $   786,167   $ 1,481,640
                                                     ===========   ===========

   Interest paid                                     $ 1,312,119   $ 1,203,418
                                                     ===========   ===========

   Income taxes paid                                 $   222,885   $    85,429
                                                     ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation - The consolidated financial statements include the accounts of Bridgeport Bancorp, Inc. and The First National Bank of Bridgeport (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

     Cash Equivalents - For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks."

     Securities Available for Sale - Available for sale securities consist of bonds, notes, stocks, and mortgage backed securities.

     Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

     Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

     Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Stock in the Federal Home Loan Bank is carried at cost.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, during 1996. The adoption of this statement did not have a material effect on the financial position or results of operations of the Bank.

     Discounts on purchased, first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Unearned discounts on installment loans are recognized as income over the terms of the loans by the Rule of 78's method which approximates the interest method.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     Loans Receivable (continued) - Loan origination fees and direct costs related to loan originations are recorded as income and charged to expense during the period received or incurred. The Bank has determined that deferring these items would have an immaterial impact on the Bank's results of operation.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     Income Taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Premises and Equipment - Land is carried at cost. Bank premises, vehicles, and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method and accelerated methods over the estimated useful lives of the assets.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     Use of Estimates, (continued) - While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change materially in the near term.

     Financial Instruments - In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Fair Values of Financial Instruments
     ------------------------------------

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed in Note 7:

     Cash and short term instruments. The carrying amounts of cash and short term instruments approximate their fair value.

     Available-for-sale. Fair values for securities are based on quoted market prices.

     Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for mortgage loans and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     Short-term borrowings. The carrying amounts of federal funds purchased, and other short-term borrowings maturing within 90 days approximate their fair value. Fair values of short-term borrowings are estimated using discounted cash flow analyses on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest. The carrying amounts of accrued interest approximate their fair values.

     Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

NOTE 2 - DEBT AND EQUITY SECURITIES

     Debt and equity securities have been classified as available for sale in the consolidated statements of financial condition according to management's intent. The carrying amount of securities available-for-sale and their approximate fair values at September 30 follow.

                                           Gross        Gross
                             Amortized   Unrealized   Unrealized   Market
September 30, 1996             Cost        Gains        Losses     Value
------------------           ---------   ----------   ----------   ------

U.S. Government
   and agency securities    $ 7,998,156   $      -    $(55,608)  $ 7,942,548
State and municipal
   securities                 4,886,645     57,745           -     4,944,390
Mortgage backed
   securities                 1,278,043          -     (20,342)    1,257,701
FHLB stock                      118,500          -           -       118,500
Other securities                 21,000          -           -        21,000
                            -----------   --------    --------   -----------
                            $14,302,344    $57,745    $(75,950)  $14,284,139
                            ===========   ========    ========   ===========


September 30, 1995
------------------

U.S. Government
   and agency securities    $ 9,037,573    $     -    $(12,434)  $ 9,025,139
State and municipal
   securities                 4,710,655     91,224           -     4,801,879
Mortgage backed
   securities                 1,854,754          -     (18,648)    1,836,106
FHLB stock                      115,400          -           -       115,400
Other securities                 21,000          -           -        21,000
                            -----------   --------    --------   -----------
                            $15,739,382    $91,224    $(31,082)  $15,799,524
                            ===========   ========    ========   ===========

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - DEBT AND EQUITY SECURITIES, CONTINUED

     The Bank had no realized gains or losses for the year ended September 30, 1996.

     The scheduled maturities of securities available-for-sale at September 30, 1996, were as follows:


                                                   1996
                                    ------------------------------
                                     Amortized           Market
                                       Cost               Value
                                    -----------        -----------
     Due in one year or less        $ 3,354,914        $ 3,356,334
     Due from one to five years       9,369,609          9,352,336
     Due from five to ten years       1,438,321          1,435,969
     Due after ten years                      -                  -
     Federal Reserve Stock              139,500            139,500
                                    -----------        -----------
         Total                      $14,302,344        $14,284,139
                                    ===========        ===========

     For purposes of the maturity table, mortgage backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

     Assets, principally securities, carried at approximately $4,357,953 at September 30, 1996, and $2,100,000, at September 30, 1995 were pledged to secure repurchase agreements and deposits.

NOTE 3 - LOANS RECEIVABLE

     The components of loans in the consolidated statements of financial condition were as follows:


                                         1996           1995
                                      -----------    -----------
       Commercial                     $ 9,276,197    $ 6,409,748
       Real estate construction         1,115,043        257,766
       Commercial real estate           7,428,793      7,678,402
       Residential real estate          3,625,547      3,813,597
       Consumer                         1,724,386      1,750,499
                                      -----------    -----------
           Subtotal                    23,169,966     19,910,012
       Net deferred loan fees, and
           unearned discount              (38,384)      (107,665)
       Allowance for loan losses         (442,267)      (302,659)
                                      -----------    -----------
                                      $22,689,315    $19,499,688
                                      ===========    ===========

     An analysis of the change in the allowance for loan losses follows:

                                         1996           1995
                                      -----------    -----------
       Balance at October 1           $   302,659    $   282,668
       Loans charged off                  (13,726)       (32,551)
       Recoveries                           2,834          6,042
                                      -----------    -----------
           Net loans charged off          (10,892)       (26,509)
       Provision for loan losses          150,500         46,500
                                      -----------    -----------
       Balance, September 30          $   442,267    $   302,659
                                      ===========    ===========

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS RECEIVABLE, CONTINUED

     Impairment of loans having recorded investments of $520,446 at September 30, 1996 and $0 at September 30, 1995 has been recognized in conformity with FASB Statement 114, as amended by FASB Statement 118. The average recorded investment in impaired loans during 1996 and 1995 was $260,223 and $0, respectively. The total allowance for loan losses related to these loans was $260,000 and $0 on September 30, 1996 and 1995, respectively. Interest income from impaired loans was $0 at September 30, 1996 and 1995, respectively.

     The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 4 - PREMISES AND EQUIPMENT

     Components of properties and equipment included in the consolidated statements of financial condition at September 30, 1996 and 1995 were as follows:

                                               1996        1995
                                               ----        ----
          Cost:
             Land and bank premises         $ 159,453   $ 155,396
             Furniture and equipment          237,605     243,203
             Vehicle                           24,488      29,921
             Computer equipment & software    213,393     203,620
                                            ---------   ---------
                 Total Cost                   634,939     632,140
          Less accumulated depreciation      (544,445)   (538,721)
                                            ---------   ---------
             Net book value                 $  90,494   $  93,419
                                            =========   =========

NOTE 5 - DEPOSITS

     The aggregate amount of short-term jumbo CD's, each with a minimum denomination of $100,000, was approximately $4,606,364 and $2,025,361 at September 30, 1996 and 1995, respectively.

     At September 30, 1996, the scheduled maturities of CD's are as follows:

          3 months or less          $2,599,282
          Over 3 through 6 months      100,000
          Over 6 through 12 months     403,842
          Over 12 months             1,503,240
                                    ----------
                                    $4,606,364
                                    ==========

NOTE 6 - OTHER BORROWED FUNDS

     Borrowed funds, consisting of agreements to repurchase securities sold, at September 30, 1996 totaled $200,000. The agreements at September 30, 1996 mature within twelve months.

     Information concerning these borrowings is summarized as follows:

                                                        1996          1995
                                                        ----          ----
          Average balance during the year            $  829,096    $2,311,952
          Average interest rate during the year            5.40%         4.42%
          Maximum month end balance during the year   2,505,467     2,302,694

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - OTHER BORROWED FUNDS, CONTINUED

     Mortgage backed securities underlying the agreements at year end:

                                     1996         1995
                                     ----         ----
          Carrying value           $ 199,953   $ 2,400,000
          Estimated fair value     $ 200,188   $ 2,350,000

NOTE 7 - FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and lines of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 75 percent of loan commitments are drawn upon by customers. While approximately 10 percent of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

     Lines of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing lines of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds inventory and accounts receivable as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at September 30, 1996 varies from 0% to 100%; the average amount collateralized is 50 percent.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - FINANCIAL INSTRUMENTS, CONTINUED

     The estimated fair values of the Bank's financial instruments were as follows:


                                                 Carrying         Fair
     September 30, 1996                            Value          Value
     ------------------                         -----------    -----------
     Financial assets:
          Cash and cash equivalents             $ 1,875,167    $ 1,875,167
          Securities available for sale          14,284,139     14,284,139
          Loans receivable                       22,689,315     21,982,609
          Accrued interest receivable               448,541        448,541

     Financial liabilities:
          Deposit liabilities                    33,696,032     33,983,808
          Short term borrowings                     200,000        203,130
          Accrued interest payable                  103,224        103,224

     Off-balance-sheet assets (liabilities):
          Commitments to extend credit                    -              -
          Lines of Credit                                 -              -

     The notional amounts of the Bank's financial instruments with off-balance sheet risk at September 30, 1996, follows:


                                                        Notional
                                                         Amount
                                                       ---------
           Commitments to extend credit                1,664,629
           Lines of credit                             1,783,401

NOTE 8 - CONCENTRATIONS OF CREDIT RISK

     Due to the general nature of the banking industry, substantially all of the bank's loans are within Lawrence and surrounding counties. Thus, the risk of its loan portfolio is directly affected by the economic well-being of this primarily agricultural area. In addition, the Bank has approximately $720,000 of revenue bonds from a health care facility as of September 30, 1996.

                            BRIDGEPORT BANCORP, INC.
                              BRIDGEPORT, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

   The Bank and Subsidiary file consolidated federal income-tax returns on a calendar-year basis.  The provision for income taxes consisted of the following for the years ended September 30:

                                         1996        1995
                                       --------    --------
                  Current expense      $195,532    $153,527
                  Deferred benefit      (50,404)    (25,971)
                                       --------    --------
                                       $145,128    $127,556
                                       ========    ========

Total income tax expense differed from the amounts computed by applying the U.S.
   federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                  1996       1995
                                                --------   --------
             Expected income tax expense at
              federal tax rate                  $225,063   $211,900
             Nontaxable income net of
              disallowed interest expense        (79,935)   (84,344)
                                                --------   --------
              Total                             $145,128   $127,556
                                                ========   ========

  Deferred tax assets and liabilities included in other assets at September 30 consist of the following:

                                                   1996       1995
                                                 ---------  ---------
            Deferred tax assets:
             Allowance for loan losses           $115,470   $ 68,457
             Net unrealized loss on available
              for sale securities                   6,190         --
             Other                                     --        911
                                                 --------   --------
                                                  121,660     69,368
                                                 --------   --------
            Deferred tax liabilities:
             Accumulated depreciation              (6,979)    (7,393)
             Net unrealized gain on
              available-for-sale securities            --    (20,448)
             Cash to accrual conversion                       (2,623)
             Other                                 (1,359)        --
                                                 --------   --------
                                                   (8,338)   (30,464)
                                                 --------   --------
            Net deferred tax asset               $113,322   $ 38,904
                                                 ========   ========

                            BRIDGEPORT BANCORP, INC.
                              BRIDGEPORT, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - RETIREMENT PLANS

     Substantially all of the employees of the Bank are covered by a profit sharing plan and a money purchase pension plan. There are no unfunded accrued liabilities for plan contributions at September 30, 1996. Total expense charged to income was $39,972 and $38,918 for 1996 and 1995 respectively. The annual contributions into the profit sharing plan are based on current profits and retained earnings of the Bank. The money purchase pension plan requires the Bank to contribute five percent of eligible salaries into the plan annually.

NOTE 11 - RELATED PARTIES

     The Bank has entered into transactions with its directors, significant shareholders, and their affiliates (related parties). The aggregate amount of the loans to such related parties at September 30, 1996 was $471,826. During 1996, new loans to such related parties amounted to $311,770 and repayments amounted to $509,211.

NOTE 12 - RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At September 30, 1996, approximately $50,000 of retained earnings were available for dividend declaration without regulatory approval.

NOTE 13 - CORRECTION OF ERROR

     Subsequent to the issuance of the audited consolidated financial statements for the year ended September 30, 1995, it was determined that income from the purchase of minority shareholder interest was understated. As a result, the 1995 financial statements have been restated. The restatement resulted in an increase in net income in the amount of $9,424.

NOTE 14 - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -and possibly additional discretionary- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - REGULATORY MATTERS, CONTINUED

As of August 28, 1995, the most recent notification, the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                           REGULATORY CAPITAL RATIOS

                                                                  For Capital                             For Capital
                                    Actual                    Adequacy Purposes:                       Adequacy Purposes:
                              ------------------   --------------------------------------    --------------------------------------
As of September 30, 1996:      Amount     Ratio         Amount                Ratio               Amount                Ratio
                               ------     -----         ------                -----               ------                -----
Total Capital
 (to Risk-Weighted Assets)   $6,620,000   26.3%   (Greater or 1,970,000  (Greater or  8.0%   (Greater- 2,462,500   (Greater or 10.0%
                                                     equal)                 equal)              than)                 equal)
Tier I Capital
 (to Risk-Weighted Assets)   $6,310,000   25.1%   (Greater or   985,000  (Greater or  4.0%   (Greater- 1,477,500   (Greater or  6.0%
                                                     equal)                 equal)              than)                 equal)
Tier I Capital
 (to Average Assets)         $6,310,000   15.6%   (Greater or 1,667,800  (Greater or  4.0%   (Greater- 2,084,750   (Greater or  5.0%
                                                     equal)                 equal)              than)                 equal)

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - PARENT ONLY FINANCIAL STATEMENTS

     Summarized financial information concerning Bridgeport Bancorp, Inc., only as of September 30, 1996, is as follows:

     ASSETS
     ------
     Cash                                                                                        $     4,447
     Investment in subsidiary                                                                      6,285,571
     Other assets                                                                                     14,236
                                                                                                 -----------
         Total assets                                                                            $ 6,304,254
                                                                                                 ===========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
     Liabilities                                                                                       7,511
     Minority interest                                                                                51,870
     Common stock, $25 par value; 10,000 shares  authorized, 7,511 outstanding                       187,775
     Additional paid-in capital                                                                      337,995
     Retained earnings                                                                             5,731,118
     Unrealized loss on available for sale securities net of tax of $6,190                           (12,015)
                                                                                                 -----------
         Total liabilities and shareholders' equity                                              $ 6,304,254
                                                                                                 ===========
     Income from sub                                                                             $   511,336
     Expenses                                                                                          8,816
                                                                                                 -----------
     Income before income tax                                                                        502,520
     Income tax expense (benefit)                                                                    (10,281)
                                                                                                 -----------
     Net income                                                                                  $   512,801
                                                                                                 ===========
     Cash flows from operating activities
         Net income
         Adjustments to reconcile net income to net cash provided by operating activities
             Decrease in other assets                                                                  4,592
             Increase in other liabilities                                                             3,923
             Dividends received from sub                                                             104,160
             Income from sub                                                                        (511,336)
                                                                                                 -----------
             Total adjustments                                                                      (398,661)
                                                                                                 -----------
         Net cash provided by operating activities                                                   114,140
                                                                                                 -----------
     Cash flows from financing activities
         Purchase and retirement of common stock                                                     (50,000)
         Dividends paid                                                                              (60,568)
                                                                                                 -----------
         Net cash used by financing activities                                                      (110,568)
                                                                                                 -----------
     Net increase in cash                                                                              3,572
     Cash at beginning of period                                                                 $       875
                                                                                                 -----------
     Cash at end of period                                                                       $     4,447
                                                                                                 ===========

Cash dividends paid to the Company from the Bank for the three years ended September 30,

                                                                         1996          1995          1994
                                                                      ----------    ----------    ----------
                                                                      $  104,160    $   76,278    $1,755,484
                                                                      ==========    ==========    ==========

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 March 31, 1997   September 30,
                                                                   (Unaudited)         1996
                                                                 ---------------  --------------
ASSETS
------

Cash and due from banks                                             $ 1,148,743     $   786,167
Interest-bearing deposits with banks                                  1,192,000       1,089,000
Federal funds sold                                                      675,000         875,000
Securities available for sale                                        13,850,766      14,284,139
Loans, net of allowance for loan losses of
  $284,186 in 1997 and $328,826 in 1996
                                                                     22,374,955      22,689,315
Accrued interest receivable                                             441,512         448,541
Premises and equipment                                                   73,634          90,494
Other assets                                                            105,978         153,519
                                                                    -----------     -----------

Total assets                                                        $39,862,588     $40,416,175
                                                                    ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Liabilities
  Demand deposits                                                   $ 8,606,375     $ 8,122,967
  Savings and NOW deposits                                            6,114,813       5,558,678
  Other time deposits                                                18,317,323      20,014,387
                                                                    -----------     -----------
  Total deposits                                                     33,038,511      33,696,032
                                                                    -----------     -----------

Securities sold under agreement to repurchase                           200,000         200,000
Accrued interest payable                                                112,080         103,224
Accrued expenses and other liabilities                                   44,024         100,654
                                                                    -----------     -----------
  Total liabilities                                                  33,394,615      34,099,910
                                                                    -----------     -----------

Minority Interest                                                        51,954          51,870
                                                                    -----------     -----------

Shareholders' Equity
  Common stock, $25 par value; 10,000 shares authorized;
    7,511 & 7,591 shares issues and outstanding at
    March 31, 1997 and 1996, respectively                               187,775         187,775
  Additional paid-in capital                                            337,995         337,995
  Retained earnings                                                   5,889,450       5,750,640
  Net unrealized gain (loss) on available for sale securities, net of tax of $412 and $32,160 at March 31, 1997 & 1996,
    respectively                                                            799         (12,015)
                                                                    -----------     -----------
  Total shareholders' equity                                          6,416,019       6,264,395
                                                                    -----------     -----------

  Total liabilities and shareholders' equity                        $39,862,588     $40,416,175
                                                                    ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            BRIDGEPORT BANCORP, INC.
                              BRIDGEPORT, ILLINOIS

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED MARCH 31, 1997 and 1996

                                                           Six months ended March 31,
                                                           --------------------------
                                                               1997          1996
                                                           ------------  ------------
                                                                  (Unaudited)

Interest Income
  Loans receivable                                         $  941,859     $  942,102
  Securities available for sale                               428,778        421,051
  Federal funds sold                                           55,307         75,504
  Deposits with banks                                          31,623         30,410
                                                           ----------     ----------
     Total interest income                                  1,457,567      1,469,067
                                                           ----------     ----------

Interest Expense
  Deposits                                                    636,394        616,251
  Other borrowed funds                                          6,000         37,586
                                                           ----------     ----------
     Total interest expense                                   642,394        653,837
                                                           ----------     ----------

Net interest income                                           815,173        815,230
Provision for loan losses                                     120,000         25,500
                                                           ----------     ----------

  Net interest income after provision for loan loss           695,173        789,730
                                                           ----------     ----------

Noninterest Income
  Service charges on deposit accounts                          34,120         30,492
  Other income                                                 35,013         35,400
                                                           ----------     ----------
     Total other income                                        69,133         65,892
                                                           ----------     ----------

Noninterest Expense
  Salaries and employee benefits                              318,639        307,384
  Occupancy expense                                            36,307         63,675
  Other operating expenses                                    187,237        163,508
                                                           ----------     ----------
     Total other expenses                                     542,183        534,567
                                                           ----------     ----------

Income Before Income Taxes and Minority Interest              222,123        321,055

Income Taxes                                                   33,914         52,003
Minority Interest                                               2,295          2,109
                                                           ----------     ----------
Net Income                                                 $  185,914     $  266,943
                                                           ==========     ==========

Net income per weighted average shares of common stock
  of 7,511 shares and 7,592 shares during period ended
  March 31, 1997 and 1996, respectively                    $    24.75     $    35.16
                                                           ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND 1996 (Unaudited)

                                                                                       Net
                                                                                    Unrealized
                                                                                   Gain (Loss)
                                                                                       on
                                                         Additional                 Available-       Total
                                              Common      Paid-In      Retained      For-Sale     Shareholders'
                                               Stock      Capital      Earnings     Securities       Equity
                                             ---------   ----------   -----------  ------------   -------------
Balance at September 30, 1995                $ 190,275   $  342,495   $ 5,341,408  $     39,694   $   5,913,872
Net income for the six months
  ended March 31, 1996                               -            -       266,943             -         266,943
Purchase and retirement of
  20 shares of common stock                       (500)        (900)       (8,600)                      (10,000)
Net changes in unrealized
  appreciation on available-
  for-sale securities, net of
  taxes of $10,786                                   -            -             -        20,032          20,032
Cash dividends declared                              -            -       (50,497)            -         (50,497)
                                             ---------   ----------   -----------  ------------   -------------
Balance at March 31, 1996                    $ 189,775   $  341,595   $ 5,549,254  $     59,726   $   6,140,350
                                             =========   ==========   ===========  ============   =============
Balance at September 30, 1996                  187,775      337,995     5,750,640       (12,015)      6,264,395
Net income for the six months
  ended March 31, 1997                               -            -       185,914             -         185,914
Net changes in unrealized
  appreciation on available-
  for-sale securities, net of
  taxes of $6,899                                    -            -             -        12,814          12,814
Cash dividends declared                              -            -       (47,104)            -         (47,104)
                                             ---------   ----------   -----------  ------------   -------------
Balance at March 31, 1997                    $ 187,775   $  337,995   $ 5,889,450  $        799   $   6,416,019
                                             =========   ==========   ===========  ============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND 1996



                                                                    Six months ended March 31,
                                                                   ----------------------------
                                                                          1997           1996
                                                                   -------------  -------------
                                                                            (Unaudited)

Cash flows from operating activities:
 Net income                                                         $  185,914    $   266,943
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                                        20,551         23,265
   Provision for loan losses                                           120,000         25,500
   Minority interest in net income                                       2,295          2,109
   (Increase) decrease in accrued interest receivable                    7,029        (14,949)
   (Increase) decrease in other assets                                  40,939        (30,043)
   Decrease in other liabilities                                       (47,774)       (25,437)
                                                                   -----------    -----------
   Total adjustments                                                   143,040        (19,555)
                                                                   -----------    -----------
 Net cash provided (used) by operating activities                      328,954        247,388
                                                                   -----------    -----------

Cash flows from investing activities:
 Net (increase) decrease in interest bearing
  deposits with other banks                                           (103,000)      (396,000)
 Net (increase) decrease in federal funds sold                         200,000       (425,000)
 Net (increase) decrease in loans                                      194,360     (2,231,998)
 Purchases of premises and equipment                                    (3,691)       (33,968)
 Purchases of available for sale securities                         (1,785,862)      (584,348)
 Maturities of available for sale securities                         2,236,808      2,819,987
                                                                   -----------    -----------
 Net cash provided (used) by investing activities                      738,615       (851,327)
                                                                   -----------    -----------

Cash flows from financing activities:
 Purchase and retirement of common stock                                     -        (10,000)
 Net increase in demand, savings, and NOW deposit accounts           1,039,543      2,770,221
 Net decrease in repurchase agreements                                       -     (2,052,694)
 Net increase (decrease) in time deposits                           (1,697,064)       530,355
 Dividends to minority shareholders                                       (368)          (460)
 Dividends paid                                                        (47,104)       (50,497)
                                                                   -----------    -----------
 Net cash provided (used) by financing activities                     (704,993)     1,186,925
                                                                   -----------    -----------

Net increase in cash and equivalents                                   362,576        582,986

Cash and due from banks, beginning of period                           786,167      1,481,640
                                                                   -----------    -----------
Cash and due from banks, end of period                             $ 1,148,743    $ 2,064,626
                                                                   ===========    ===========

  Interest paid                                                    $   633,538    $   643,973
                                                                   ===========    ===========

  Income taxes paid                                                $    42,000    $    96,885
                                                                   ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.
                                     F-22

                           BRIDGEPORT BANCORP, INC.
                             BRIDGEPORT, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Bridgeport Bancorp, Inc. and its subsidiary First National Bank of Bridgeport. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

NOTE 2 - GENERAL

     The financial statements were prepared in accordance with the instructions for Form 10-QSB and, therefore, do not include all of the disclosures necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The March 31, 1997 and 1996 financial statements have been prepared on a basis consistent with the annual financial statements and include, in the opinion of management, all adjustments which consist of only normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for and at the end of such interim periods.

NOTE 3 - PROPOSED ACQUISITION OF THE COMPANY

     On April 21, 1997, the Company entered into a definitive agreement to merge with National City Bancshares, Inc. ("NCBE"). Pursuant to the agreement, each issued and outstanding share of stock of the Company will be converted into the right to receive from NCBE a specified number of shares of NCBE common stock. The exchange ratio will be determined by dividing the number of shares of NCBE Common which have an aggregate Market Value of $13,500,000, subject to a minimum of 375,000 and a maximum of 450,000, by the number of shares of BBI Common outstanding on the date of the closing of the Merger. Consummation of the merger requires the approval of Bridgeport Bancorp shareholders and various regulatory agencies.

                                  APPENDIX A


                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 21st day of April, 1997, by and among National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Bridgeport Bancorp, Inc., an Illinois corporation ("BBI").

                             W I T N E S S E T H:

     WHEREAS, BBI owns 99.2% of First National Bank of Bridgeport, a national banking association (the "Bank"); and

     WHEREAS, the parties desire that BBI merge in a transaction to be accounted for as a pooling-of-interests with and into NCBE (the "Merger") upon the terms and conditions contained herein; and

     WHEREAS, the Board of Directors of BBI deems the Merger advisable and in the best interests of BBI and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of BBI's stockholders; and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving this Agreement; and

     WHEREAS, simultaneously with the execution of this Agreement, the members of the Board of Directors of BBI have executed an agreement (the "Stockholders Agreement") providing for, among other things, the agreement of such persons to vote the shares of capital stock of BBI that they beneficially own in favor of the Merger.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of BBI into shares of capital stock of NCBE, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1.  THE MERGER.

     (a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Business Corporation Act of Illinois (the "BCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), BBI will be merged with and into NCBE. BBI shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time (as hereafter defined). NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of BBI in accordance with the Statutes.

     (b) Regulatory Approvals. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including, but not limited to, (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); and (ii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(ii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     (c) Closing; Effective Time. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and BBI as promptly as practicable following the latest of (i) approval by all the Applicable

Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 11, 12 and 13 of this Agreement. The parties shall execute and file prior to the Closing, with the Indiana Secretary of State and the Illinois Secretary of State, articles of merger in forms which comply with the Statutes (the "Articles of Merger") relating to the Merger. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

     2.   EFFECTS OF THE MERGER.

     (a) Effects of the Merger. The Merger shall have the effects set forth in the Statues.

     (b) Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) Directors. The directors of NCBE at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) Officers. The officers of NCBE at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3. EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS. By virtue of the Merger and without any action on the part of the holder of any of BBI's shares of Common Stock, $25.00 par value per share ("BBI Common"), or any shares of capital stock of NCBE:

     (a) Cancellation of Treasury Stock. As of the Effective Time, each share of BBI Common that is owned by BBI shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Conversion of BBI Common. As of the Effective Time, each issued and outstanding share of BBI Common (other than shares to be canceled in accordance with Section 3(a) or Dissenting Shares (as hereafter defined)) shall be converted into the right to receive from NCBE the following (the "Merger Consideration"): (i) (x) that number of shares of Common Stock, $1.00 stated value per share, of NCBE ("NCBE Common") having an aggregate Market Value (as hereafter defined) of $13,500,000; (y) minus the Minority Share Adjustment (as hereafter defined), if any; and (ii) divided by the number of shares of BBI Common outstanding on the date of the Closing; provided, however, that not less than 375,000 shares nor more than 450,000 shares of NCBE Common shall be issuable in the Merger (without taking into consideration shares not issued because of Dissenting Shares, fractional interests of shares of NCBE Common or the Minority Share Adjustment). The Market Value of a share of NCBE Common shall be equal to the average of the weighted average trading prices as reported by the Nasdaq National Market System for the ten (10) trading days ended three (3) days prior to the Closing; however, the Market Value shall not be less than $30.00 per share (the "Minimum Value") or more than $36.00 per share. The Minority Share Adjustment shall be equal to: (A) if the 80 shares of common stock, $25.00 par value per share, of the Bank (the "Bank Stock") not owned by BBI on the date hereof (the "Minority Shares") are acquired by NCBE before the Closing, the amount paid for the Minority Shares plus any additional filing, legal, accounting or other out-of-pocket expenses incurred as a result of the acquisition of the Minority Shares but in any event not more than $133,000, or
(B) if the Minority Shares are not acquired by NCBE before the Closing, the sum of $133,000.

     (c) NCBE to Provide Merger Consideration. NCBE shall take all steps to provide to the Exchange Agent (as hereafter defined) on or before the Closing with the shares of NCBE Common issuable pursuant to subsection (b) and the cash payable in lieu of fractional shares pursuant to subsection (d).

     (d)  No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing BBI Common, and such fractional share interests shall not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of NCBE.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of BBI Common exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NCBE Common (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NCBE Common multiplied by the Market Value.

     (e) Dissenting Shares. "Dissenting Shares" shall mean shares of BBI Common held by any person who properly exercises and perfects rights under the BCA as a dissenting stockholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the BCA and shall not receive any part of the Merger Consideration.

      4.  EXCHANGE OF CERTIFICATES.

     (a) Surrender of Certificate(s). As soon as practicable after the Effective Time, The National City Bank of Evansville, as exchange agent (the "Exchange Agent"), shall deliver to each record holder of BBI Common (except for holders of Dissenting Shares) converted into the right to receive the Merger Consideration pursuant to Section 3, who has validly surrendered to the Exchange Agent (or any forwarding agent which may be appointed by NCBE) the certificate(s) evidencing such shares of BBI Common together with a letter of transmittal and other documentation that reasonably may be required by NCBE or the Exchange Agent, the Merger Consideration and the certificate(s) so surrendered shall be forthwith canceled. No interest shall accrue or be paid with respect to the Merger Consideration. The letter of transmittal shall specify how surrender of the certificate(s) evidencing shares of BBI Common shall be effected. There shall be no obligation to deliver the Merger Consideration in respect of any shares of BBI Common until (and then only to the extent that) the holder thereof validly surrenders certificate(s) representing the shares of BBI Common for exchange as provided in this Section 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If any payment for shares of BBI Common is to be made in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member of the Medallion Signature Guarantee Program that is either a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate(s) evidencing shares of BBI Common with respect to the shares of NCBE Common evidenced thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3(d), in each case until the surrender of such certificate(s) in accordance with this Section 4. Subject to the effect of applicable escheat laws, following surrender of any such certificate(s) there shall be paid to the holder of such certificate(s), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of NCBE Common to which such holder is entitled pursuant to Section 3(d) and (ii) if such certificate(s) is(are) exchangeable for one or more whole shares of NCBE Common, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NCBE Common and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NCBE Common.

          (c) Escheat. Notwithstanding anything in this Section 4 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of BBI Common for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.

          (d) No Further Ownership Rights in Common Stock. All Merger Consideration paid upon the surrender of a certificate evidencing shares of BBI Common in accordance with the terms of this Section 4 (and any cash paid pursuant to Section 3(d)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of BBI Common theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by BBI on such shares of BBI Common in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BBI Common which were outstanding immediately prior to the Effective Time.

          (e) Withholding Rights. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable on the NCBE Common included in the Merger Consideration to any holder of shares of BBI Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code (as hereafter defined). Such withheld amounts shall be treated as having been paid by any such holder of shares of BBI Common.

          5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NCBE. NCBE represents and warrants to, and covenants with, BBI that:

          (a) Organization, Authorization, No Violations, Et Cetera. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities and except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (b) Capital Stock. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 9,433,046 shares were issued and outstanding as of February 28, 1997. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock

Option Plan. The shares of NCBE Common to be issued in the Merger shall, when issued and delivered in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

          (c) Subsidiaries. Each of NCBE's significant subsidiaries (as such term is defined under regulations of the Securities and Exchange Commission (the "SEC")) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets and to carry on its respective business as now being conducted.

          (d) SEC Documents; Financial Information. In accordance with the Securities Exchange Act of 1934, as amended, NCBE files certain reports, schedules, forms and other documents with the Securities and Exchange Commission (the "Commission"). NCBE shall provide BBI with copies of all such documents that are required to be filed by NCBE with the Commission after December 31, 1996 and through the Closing (the "SEC Documents"). The consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in the SEC Documents, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated.

          (e) Absence of Changes. Except as disclosed in the SEC Documents, since December 31, 1996, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, the results of operations or the business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (d) not misleading.

          (f) Regulatory Approvals. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Applicable Governmental Authorities. NCBE shall keep BBI reasonably informed as to the status of such applications and make available to BBI, upon reasonable require by BBI from time to time, copies of such applications and any supplementally filed materials.

          (g) Registration Statement. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary not make the statements therein not false or misleading, and at the time of mailing thereof to the stockholders of BBI, at the time of the BBI stockholders meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. NCBE shall timely file all documents required to obtain all necessary permits and approvals under state securities or "Blue Sky" laws that are required to carry out the transactions contemplated by this Agreement, shall pay, all expenses incident thereto and shall use its reasonable efforts to obtain such permits and approvals on a timely basis.

          (h) Access to Information. NCBE shall permit BBI reasonable access during regular business hours to its properties. NCBE shall disclose and make available to BBI and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to BBI, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which BBI may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (i) Operation of the Bank Following the Merger. NCBE agrees that for a period of one (1) year from the date of this Agreement, it will operate the Bank as a separately chartered financial institution subsidiary with its own Board of Directors. After the Effective Time, the number of members of the Board of Directors shall be reduced to six members. During such period, directors of the Bank who are not full-time employees of the Bank shall be entitled to receive directors' fees of $600 per month. In addition, during such period, Clifford C. Gray and John R. Wolfe shall continue to serve as Chairman of the Board and President, respectively, of the Bank. NCBE shall be able to designate a person to serve as Vice President and Chief Executive Officer of the Bank. If, after such one (1) year period, the Bank is merged with or combined into another subsidiary of NCBE, NCBE agrees that the members of the Wolfe family who are then serving as directors of the Bank shall be entitled to designate at least three (3) persons who will be elected directors of the subsidiary which succeeds to the operations of the Bank.

     (j) True and Complete Information. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to BBI or hereinafter required to be furnished to BBI, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein nor misleading.

     6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BBI. BBI represents and warrants to, and covenants with, NCBE that, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"):

          (a)(i) Organization and Good Standing of BBI. BBI is duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. BBI is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by BBI requires such qualification.

          (ii) Capital Stock. On the date hereof, BBI has 10,000 shares of BBI Common authorized, of which 7,511 shares are issued and outstanding and 2,489 shares are held in the treasury. All of the issued and outstanding shares of BBI Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of BBI Common have been issued in violation of any preemptive rights. There are no (nor will there be prior to the Effective Time) shares of any class of capital stock or equity securities of BBI outstanding other than the BBI Common and there are no (nor will there be prior to the Effective Time) outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which BBI is or may be obligated to issue additional shares of any class of capital stock or other equity securities of BBI.

          (iii) Organization and Good Standing of the Bank. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

          (iv) Capital Stock of the Bank. On the date hereof, the Bank has 10,000 shares of Bank Stock, of which 10,000 shares are issued and outstanding and no shares are held in the treasury. BBI is the record and beneficial owner of 9,920 shares of Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no (nor will there be prior to the Effective Time) shares of any class of capital stock or equity securities of the Bank outstanding other than the Bank Stock and there are no (nor will there be prior to the Effective Time) outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of any class of capital stock or other equity securities of the Bank.

     (b) Authorization, No Violation, Et Cetera. Subject only to approval by the stockholders of BBI of the Merger, the execution and delivery of this Agreement by BBI and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of BBI and this Agreement constitutes the legal, valid and binding obligations of BBI, enforceable against BBI in accordance with their terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by BBI and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of BBI or the articles of association and by-laws of the Bank, (ii) any Material Contract (as defined in Section 6(f)) of BBI or any of the BBI Subsidiaries (as hereafter defined) or
(iii) any other material license, law, order, rule, regulation or judgment to which BBI or any BBI Subsidiary is a party, is bound or by which any of their respective properties or assets is subject.

     (c) Subsidiaries. The Disclosure Schedule contains a true and correct list of all entities (including, without limitation, corporations, partnerships, limited liability companies, joint ventures, and inactive corporations) in which BBI has a 5% or greater direct or indirect equity or ownership interest, including the Bank and any subsidiary of the Bank (each, a "BBI Subsidiary" and, collectively, the "BBI Subsidiaries"). Each of the BBI Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Each of the BBI Subsidiaries is duly qualified to conduct its business and is in good standing in each other jurisdiction in which the nature of the business transacted by it requires such qualification. All of the issued and outstanding shares of capital stock, other equity securities, preemptive rights and other agreements, commitments and obligations relating to the issuance of additional shares of capital stock, other equity securities or other ownership interests of any of the BBI Subsidiaries other than the Minority Shares, are owned by BBI or another BBI Subsidiary, free and clear of all liens, security interests, charges, claims and encumbrances. There are no shares of any other class of capital stock, other equity securities or other ownership interests of any of the BBI Subsidiaries outstanding and there are no outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any of the BBI Subsidiaries.

     (d) Financial Statements. BBI has delivered to NCBE consolidated statements of financial condition of BBI and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended September 30, 1996 and 1995. Such financial statements have been audited by Kemper CPA Group, LLC, independent auditors, whose report thereon is included with such financial statements. BBI has also delivered to NCBE the call report as filed with the Comptroller of the Currency for the period ended December 31, 1996. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), and the statements of income present fairly the results of operations for the respective periods covered and the statements of condition present fairly the consolidated financial condition of BBI as of their respective dates except that BBI's interim financial statements are subject to normal year-end adjustments. At the dates of such consolidated statements of condition, there were no material liabilities of BBI or any of the BBI Subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such statements of condition or the notes thereto, but which are not so shown or reflected.

     (e)  Taxes and Tax Returns.

          (i) BBI and each BBI Subsidiary has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which BBI and the BBI Subsidiaries either singly or in the aggregate have set aside adequate reserves. The amounts recorded as reserves for Taxes on the September 30, 1996 financial statements, are sufficient in the aggregate for the payment by BBI of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended September 30, 1996 or for any year or period prior thereto. The federal and state Returns of BBI and the BBI Subsidiaries have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon BBI or any BBI Subsidiary. Neither BBI nor any BBI Subsidiary has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither BBI nor any BBI Subsidiary has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. BBI has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")), where BBI was not the common parent of the group. Neither BBI nor any BBI Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than BBI or a BBI Subsidiary. Neither BBI nor a BBI Subsidiary has filed a consent under
     Section 341(f) of the Code. BBI has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to March 15, 1997, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1994.

          (ii) All monies required to be withheld from employees of BBI and each BBI Subsidiary for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of BBI management is adequate, has been established.

     (f) Material Contracts. All executory contracts, indentures, commitments, and other agreements in excess of $25,000 to which BBI or any of the BBI Subsidiaries is a party or to which BBI or any of the BBI Subsidiaries or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into in the ordinary course of business. BBI and each of the BBI Subsidiaries has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default thereunder by BBI or any of the BBI Subsidiaries or, to the best knowledge of BBI management, any other party thereto has occurred which will impair the ability of BBI or any of the BBI Subsidiaries to enforce any material rights thereunder.

     (g) Real Estate. BBI and each of the BBI Subsidiaries has good title to all of the assets reflected as owned by any of them in the September 30, 1996 consolidated financial statements of BBI, and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by BBI or any BBI Subsidiary are (i) to the best knowledge of BBI management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best BBI's knowledge, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by BBI or any BBI Subsidiary of the real property or tangible personal property owned or leased by it.

     (h) No Material Adverse Change. Since September 30, 1996, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of BBI and the BBI Subsidiaries.

     (i) Investigations; Litigation. Except as set forth on the Disclosure Schedule, there is no investigation by any federal, state or local governmental agency of which BBI is aware, or any action, suit, proceeding or claim pending or, to the knowledge of BBI, threatened, against or adversely affecting BBI or any of the BBI Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to taxes), or the assets or business of BBI or any of the BBI Subsidiaries, which would, if adversely determined, have a material adverse effect on the business or financial condition of BBI and the BBI Subsidiaries. No director, officer, employee or agent of BBI or any BBI Subsidiary in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to the best of BBI's knowledge threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against any such director, officer, employee or agent of BBI or any BBI Subsidiary in their respective capacities as directors, officers, employees or agents. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting BBI or any of the BBI Subsidiaries, or the assets or business of BBI or any of the BBI Subsidiaries, which could reasonably be expected to have a material adverse effect on the business of financial condition of BBI and the BBI Subsidiaries, or which challenges the validity or propriety of the transactions contemplated by this Agreement.

     (j) Insurance. BBI and each BBI Subsidiary has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of BBI for the business in which BBI and the BBI Subsidiaries are engaged. All policies of fire, product or other liability, worker's compensation and other similar forms of insurance owned or held by BBI or any BBI Subsidiary are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which BBI and each BBI Subsidiary is a party are sufficient in the opinion of BBI for compliance with all requirements of law and of all agreements to which BBI and each BBI Subsidiary is a party and provide adequate insurance coverage in the opinion of BBI management for the assets and operations of BBI and any BBI Subsidiary. Neither BBI nor any BBI Subsidiary has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect to any operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     (k) Compliance with Laws, Regulations. BBI and each of the BBI Subsidiaries has conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by BBI and each of the BBI Subsidiaries, to the best knowledge of BBI management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on BBI and the BBI Subsidiaries, taken as a whole.

     (l) Broker's and Finder's Fees. Neither BBI nor any of the BBI Subsidiaries has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

      (m) Employee Benefit Plans.

          (i) Except for BBI and the BBI Subsidiaries, there are no other trades or businesses, whether or not incorporated, which, together with BBI or any BBI Subsidiary, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

          (ii) The Disclosure Schedule sets forth a true and a complete list of
     (A) each employee benefit plan, as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that BBI or any BBI Subsidiary currently maintains or has maintained within the three year period preceding the Effective Date (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of BBI or any BBI Subsidiary (the ERISA Plans and such other plans are collectively referred to as the "Plans"). BBI has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement; and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the Effective Date in connection with any Plan.

          (iii) Neither BBI nor any BBI Subsidiary currently maintains or contributes to, or has ever maintained or contributed to, a "multi-employer plan" as defined in Section 3(37) of ERISA.

          (iv) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or (C) benefits which in the aggregate are not material.

          (v) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. To the best knowledge of BBI management, nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

          (vi) All of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in substantial compliance with such requirements and its own terms.

          (vii) Neither BBI nor any BBI Subsidiary currently maintains or contributes to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA.

          (viii) With respect to each ERISA Plan subject to the minimum funding requirements of Section 412 of the Code, and if applicable, Title IV of ERISA, BBI and each BBI Subsidiary has or will have, as of the Effective Date, made all contributions or payments to or under the Plan required by law or by the terms of the Plan.

          (ix) Neither BBI or any BBI Subsidiary, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which BBI or any BBI Subsidiary, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or related trusts could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. Neither BBI or any BBI Subsidiary is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, may become liable for any tax imposed under Sections 4978 or 4978(B) of the Code.

          (x) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against BBI or any BBI Subsidiary or their officers or employees with respect to any Plan.

          (xi) Each Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability to the Surviving Corporation, NCBE, BBI or any BBI Subsidiary, to any person, entity or government agency for any conduct, practice or omission of BBI or any BBI Subsidiary which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

          (xii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of BBI or any BBI Subsidiary from BBI or any BBI Subsidiary under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     (n) Labor Matters. Neither BBI nor any of the BBI Subsidiaries is a party to or has in effect any organized labor contract or collective bargaining agreement.

     (o) Environmental Liability. "Properties" as used in this Section 6(o)(i)-(iv) inclusive, shall include all of the following: (x) all real property owned and/or operated by BBI or each BBI Subsidiary, (y) all Real Estate Owned by BBI and each BBI Subsidiary and (z) all real property which serves as collateral ("Collateral Property") for any loan or other indebtedness held by BBI or any BBI Subsidiary, provided however, that the representations and warranties of BBI with regard to any Collateral Property shall be to the best knowledge of BBI management.

          (i) With regard to the real property on which the Bank's offices are located, such real property shall be acquired by NCBE by virtue of the Merger on an "as is" basis.

          (ii) With regard to any of the Collateral Property, there are, to the best knowledge of BBI management, no past, present or known events, conditions, circumstances, or plans which may interfere with or prevent substantial compliance or continued substantial compliance with the laws relating to emissions, discharges, releases or threatened releases of hazardous or toxic substances, or which may give rise to any material liability, including, but not limited to, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or which otherwise may form the basis of any claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment of hazardous or toxic substances, pollutants, contaminants, wastes, chemicals, waters, industrial materials or substances, or petroleum (including any petroleum products or byproducts). Without in any way limiting the foregoing, to the best of knowledge of BBI management, no release, emission, or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) or petroleum or petroleum-based substances (as those terms are defined in the Federal Storage Tank Regulations, 40 C.F.R. Part 280) which would give rise to liability under any Environmental Laws has occurred in connection with the ownership or operation of any Collateral Properties.

     (p) Regulatory Compliance. Neither BBI nor any BBI Subsidiary is a party to any enforcement action instituted by or any memorandum of understanding or cease and desist order with any federal or state regulatory agency, and no such action, memorandum or order has, to the best knowledge of BBI management, been threatened, and BBI has not received any report of examination from any federal or state regulatory agency which requires that BBI or the Bank address any material problem or take any material action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

     (q) True and Complete Information. No representation or warranty made by BBI or any BBI Subsidiary contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. AGREEMENTS WITH RESPECT TO CONDUCT OF BBI AND THE BBI SUBSIDIARIES AFTER THE DATE HEREOF. BBI covenants and agrees with NCBE that BBI and each of the BBI Subsidiaries will or, to the extent not within its sole control, will use its best efforts to, from and after the date of this Agreement and until the Effective Time, act as follows:

     (a) Ordinary Course, Insurance, Preservation of Business, Et Cetera. BBI and each of the BBI Subsidiaries will do the following, except as otherwise agreed to in writing by NCBE.

          (i) carry on its business only in the ordinary course and consistent with the respective policies, procedures and practices of BBI and each BBI Subsidiary in substantially the same manner as heretofore conducted;

          (ii) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

          (iv) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force so that it will be available to NCBE on and after the Effective Time, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its best efforts to maintain the continuance of its general customer relationships; and

          (v) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) Notice. BBI will promptly notify NCBE of any event of which hereafter becomes known to BBI management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of BBI and the BBI Subsidiaries or if BBI determines that it may be unable to fulfill the conditions set forth in Section 11 or 12 hereof.

     (c) Prohibited Action Without Approval. Neither BBI nor any of the BBI Subsidiaries will do the following, except with the prior written consent of NCBE and as otherwise required or permitted by this Agreement:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by BBI or any BBI Subsidiary; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by BBI or any BBI Subsidiary (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $400,000 to any person; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements; or

          (iii) issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities, options or other ownership interests of BBI or of any of the BBI Subsidiaries (other than an acquisition of the Minority Shares in accordance with Section 10), or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than (A) cash dividends on the BBI Common and the Bank Stock in an amount not to exceed $8.00 per share on an annual basis, payable on a quarterly basis; provided, however, that holders of BBI Common may for any given quarter, receive cash dividends attributable to that quarter only from BBI or NCBE, but not from both, (B) cash dividends payable by any BBI Subsidiary which is wholly owned by BBI to BBI or another BBI Subsidiary which is wholly owned by BBI, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 7(c)(i) hereof; or

          (iv) (A) sell or pledge or otherwise encumber any stock owned by it in any BBI Subsidiary; (B) amend its articles of incorporation or by-laws or permit any BBI Subsidiary to amend its articles of association, by-laws or any other constitutive, organic or governing document; (C) split, combine or reclassify any shares of its capital stock; or (D) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v)  enter into or amend any employment agreement; or

          (vi) enter into any transactions other than in the ordinary course of business; or

          (vii) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, which approval shall not be unreasonably withheld, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity;

          (viii) open any new office or close any current office of the Bank or any of the BBI Subsidiaries at which business is conducted; or

          (ix) take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

     (d)  No Solicitation.

          (i) Neither BBI nor any of the BBI Subsidiaries nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless BBI's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach their fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to BBI or any of the BBI Subsidiaries to any third party for the purpose of studying, considering, soliciting or inducing, any offer or possible offer by any such third party or any other third party to acquire BBI or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of BBI or any of the BBI Subsidiaries. BBI will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

          (ii) Upon the execution of this Agreement, BBI shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire BBI or any ownership interest whatsoever in BBI and promptly arrange for the return from or destruction by any such third party or such third party's authorized representatives of all documents provided by BBI or its authorized representatives pursuant to any applicable confidentiality agreement between BBI and any such third party or otherwise.

     (e) No Action to Interfere. BBI will take no action, and will use its best efforts to prevent any action from being taken, which would result in the imposition of special stockholder, Board of Directors or other approval requirements with respect to the Merger or other transaction contemplated hereby which would frustrate or interfere with the Merger or any such transaction.

     (f) Liabilities. BBI and the BBI Subsidiaries shall pay or discharge their current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

     (g) Goodwill. Neither BBI nor any BBI Subsidiary shall enter into any transaction which will create goodwill on its books and records under GAAP.

     (h) Insider Lending. The Bank shall not change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

     (i) No Violation. Neither BBI nor any BBI Subsidiary will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (j) Operating Expenses. Except for fees and expenses incurred in connection with the transactions contemplated hereby (as discussed more fully in Section 15 hereof), neither BBI nor any BBI Subsidiary shall increase the level of its operating expenses in any material respect.

     (k) Accounting. BBI and each BBI Subsidiary will maintain its books, accounts and records in accordance with GAAP. Neither BBI nor any BBI Subsidiary shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither BBI nor any BBI Subsidiary shall change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

     8. ADDITIONAL AGREEMENTS. BBI hereby covenants and agrees with NCBE that BBI will or, to the extent not within its sole control, will use its best efforts to, act as follows:

     (a) Continuing Access to Information. From the date hereof through the Effective Time, BBI shall permit NCBE and its authorized representatives reasonable access during regular business hours to BBI's properties and those of the BBI Subsidiaries. BBI shall make its and the BBI Subsidiaries' directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and BBI shall, and shall cause the BBI Subsidiaries to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of BBI and the BBI Subsidiaries, including, but not limited to, all books of account, tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (b) Management Reports. BBI will provide to NCBE, on or before the 25th day of each calendar month, (i) any report by management to the Board of Directors of BBI or the Bank for the prior month, including delinquency schedules, additions to loan loss reserves, minutes of all meetings of the Board of Directors of BBI and the Bank and each committee thereof during the prior month and the payroll report for the prior month, and (ii) monthly financial statements prepared by BBI or the Bank for the preceding calendar month, including a statement of financial condition and an income statement. Throughout the period prior to the Effective Time, the Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NCBE and to report the general status of the ongoing operations of the Bank.

      (c) Notification of Change. BBI promptly will notify NCBE of any material change in the ordinary course of business or in the operation of the properties of BBI or any of the BBI Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving BBI or the BBI Subsidiaries which is material to, or which might have a material adverse effect on, or of any breach by BBI or any BBI Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

     (d) Information for Regulatory Filings. BBI promptly shall furnish NCBE with any information within its possession which relates to BBI or the BBI Subsidiaries and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any regulatory or supervisory authority in order to consummate the transactions contemplated by this Agreement. BBI represents, warrants and covenants to NCBE that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

     (e) Restriction on Resales. BBI shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each person who may reasonably be deemed an "affiliate" of BBI within the meaning of such term as used in Rule 145 under the Securities Act, regarding compliance with the provisions of such Rule 145.

     (f) Operation of the Bank After Effective Time. BBI acknowledges that following the Effective Time, the operation of the Board of Directors of the Bank will be brought into conformity with NCBE's policies for its other subsidiary banks except as otherwise provided in Section 5(i) hereof.

     9. STOCKHOLDERS' APPROVAL. BBI shall cause to be duly called and held a special meeting of the holders of BBI Common for submission of this Agreement and the Merger for approval of such stockholders as required by the Statutes. In connection with such stockholders' meeting, (i) BBI shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC and applicable state securities authorities, and

BBI shall mail the Proxy Statement/Prospectus to its stockholders; (ii) BBI shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with such Proxy Statement/Prospectus; and (iii) the Board of Directors of BBI (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its stockholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such stockholder approval.

     10.  ACQUISITION OF MINORITY SHARES.

     (a) Direct Acquisition by NCBE. NCBE may reach an agreement with the holder of the Minority Shares regarding an acquisition of the Minority Shares prior to the Closing; provided, however, that:

          (i) the holder of the Minority Shares shall be given full disclosure of the terms of this Agreement; and

          (ii) any consideration payable to the holder of the Minority Shares shall be not less favorable and not significantly more favorable from a financial point of view than the Merger Consideration on a per-share basis.

     (b) Acquisition by NCBE in Concurrent Transaction. If requested by NCBE, BBI shall cause the Bank to enter into a merger agreement with an interim banking subsidiary of NCBE in order to acquire the Minority Shares in a merger transaction that will become effective at approximately the same time as the Merger (the "Concurrent Transaction"). The consummation of the Concurrent Transaction shall be conditioned upon the Merger becoming effective under this Agreement. BBI shall take all actions required as a shareholder of the Bank to approve the Concurrent Transaction and shall cooperate with NCBE in obtaining any approvals of the Concurrent Transaction from the Comptroller of the Currency or any Applicable Governmental Authorities.

     11. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Merger shall have been approved by the holders of BBI Common in accordance with the Statutes.

     (b) Regulatory Approval. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities. Such approvals, and the transactions contemplated hereby, shall not have been contested by any federal or state governmental authority.

     (c) No Action to Prevent Consummation.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

     (e) Blue Sky Laws. NCBE shall have received all state securities or "Blue Sky" permits and other authorizations to issue the shares of NCBE Common comprising the Merger Consideration.

     12. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

     (a) Status as of Closing.  At and as of the Closing:

          (i) The representations and warranties of BBI contained in this Agreement shall have been true in all material respects as of the date of this Agreement and shall continue to be true in all material respects as though made at and as of the Closing;

          (ii) BBI shall have performed and satisfied or otherwise complied with, or caused such performance and satisfaction of and compliance with, in all material respects, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by BBI or any BBI Subsidiary on or prior to the Closing;

          (iii) During the period from the date hereof to the Closing, there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of BBI and the BBI Subsidiaries; and

          (iv) There shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of BBI) stating that to the best of his knowledge the conditions set forth in clauses (i) through (iii) above have been satisfied.

     (b) Stockholders Agreement. The Stockholders Agreement shall not have been breached by any of the parties thereto.

     (c) Attorney's Opinion. NCBE shall have received an opinion, dated the Closing, of Giffin, Winning, Cohen & Bodewes, P.C., counsel for BBI in substantially the form of Exhibit B attached hereto.

     (d) Pooling-of-Interests. NCBE shall have received assurances satisfactory to it from its independent auditors that the Merger may be accounted for using the pooling-of-interests method.

     (e) Resignations of Directors. George J. Abel and Edward L. Edmonson shall have tendered their resignations as directors of the Bank effective as of the Closing.

     13. CONDITIONS TO OBLIGATIONS OF BBI. The obligation of BBI to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

     (a) True Representations and Warranties. All representations and warranties of NCBE contained in this Agreement shall be true in all material respects at and as of the Closing, as though such representations and warranties were made at and as of the Closing, and NCBE shall have performed and satisfied in all material respects all covenants, conditions and agreements required by this Agreement to be performed and satisfied on or prior to the Closing, and at the Closing there shall be delivered to BBI a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) Attorney's Opinion. BBI shall have received an opinion, dated the Closing, of Baker & Daniels, in substantially the form of Exhibit C attached hereto.

          (c) Federal Tax Opinion. BBI shall have received an opinion of Baker & Daniels to the effect that, if the Merger is consummated in accordance with the terms hereof, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (d) Minimum Value. The Market Value as computed pursuant to Section 3(b) shall be equal to or greater than the Minimum Value. If between the date hereof and the determination of the Market Value, a share of NCBE Common shall be changed into a different number of shares by stock split or dividend (a "Share Adjustment"), then the Minimum Value shall be appropriately adjusted to reflect such Share Adjustment. It is understood that the Board of Directors of BBI may waive the foregoing condition before or after approval of the Merger by the stockholders of BBI. In the event that the foregoing condition is waived, the Minimum Value shall be used to compute the Merger Consideration under
Section 3(b).

          14. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and (c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

          15.  PAYMENT OF EXPENSES; TERMINATION FEE.

          (a) Expenses Generally. Except as otherwise provided in Section 15(b) below, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carry out this Agreement and the transactions contemplated hereby.

          (b) Termination Fee. Upon the occurrence of a Triggering Event (as defined hereafter), BBI shall pay to NCBE the sum of $250,000 plus all out-of-pocket expenses, including fees of accountants and attorneys, incurred by NCBE in connection with the transactions contemplated by this Agreement. As used herein, the term "Triggering Event" shall mean the termination of this Agreement for any reason other than a failure of any of the conditions set forth in Sections 11(b), 11(c), 11(d), 11(e) or Section 13 hereof and the occurrence of any of the following: (i) the failure of BBI's stockholders to approve this Agreement following the announcement of a Competing Transaction, (ii) the Board of Directors of BBI recommends a Competing Transaction to BBI's stockholders,
(iii) BBI enters into an agreement with a third party with respect to a Competing Transaction, or (iv) the Board of Directors of BBI shall have withdrawn or modified in any manner materially adverse to NCBE its approval or recommendation of the Merger or this Agreement. The term "Competing Transaction" means any of the following: (x) an offer by any person or group of persons (other than NCBE) to acquire ownership of twenty-five percent (25%) or more of the BBI Common or the Bank Stock; or (y) a proposal for a merger, consolidation, share exchange, business combination, or similar transaction involving BBI; or
(z) a proposal for a sale, lease, exchange, transfer or other disposition of twenty-five percent (25%) or more of the assets of BBI shall occur. The terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a) (9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

          16. PUBLICITY AND REPORTS. NCBE and BBI shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. BBI shall obtain the prior consent of NCBE to the content of any communication to its stockholders.

          17. BINDING EFFECT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by BBI, in whole or in party, and any attempted assignment in violation of this prohibition shall be null and void. This Agreement may be assigned by NCBE to a subsidiary of NCBE without the consent of BBI provided that NCBE remains bound by its obligations in this Agreement. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

          18. LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

          19. COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

          20. AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the stockholders of BBI, to the extent authorized by applicable law, by a writing signed by BBI and NCBE.

          21. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the stockholders of BBI have approved this Agreement, this Agreement may be terminated at any time on or prior to the Closing:

          (a) Mutual Consent. By mutual consent of the respective Boards of Directors of BBI and NCBE, or

          (b) Otherwise. (i) By the Board of Directors of BBI, upon written notice to NCBE, if by September 30, 1997, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied; or (ii) by the Board of Directors of NCBE, upon written notice to BBI, if by September 30, 1997, any of the conditions set forth in Sections 11 or 12 shall not have been satisfied.

          (c) Effect of Termination. Upon termination of this Agreement by either NCBE or BBI pursuant to this Section 21, except for Sections 14, 15 and 16, which shall survive to the extent permitted by applicable statutes of limitation, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of NCBE or BBI or the respective directors, officers, employees, agents or stockholders of either of them, unless such rightful termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein. In such event, the terminating party shall have all the remedies available to it at law or in equity.

          22. SURVIVAL. Except for the covenants contained in Sections 3, 4, 5(i), 14, 15 and 16 which will survive for the periods provided therein, the respective representations, warranties, covenants and agreements of the parties shall terminate as of the Effective Time.

          23. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person;
(b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

          If to NCBE, addressed to:

               National City Bancshares, Inc.
               227 Main Street
               P. O. Box 868
               Evansville, Indiana 47705-0868
               Attn: Robert A. Keil
               Fax No. (812) 464-9825

               With a copy addressed to:

               Baker & Daniels
               300 North Meridian Street, Suite 2700
               Indianapolis, Indiana 46204-1782
               Attn: David C. Worrell
               Fax No. (317) 237-1000

          If to BBI, addressed to:

               Bridgeport Bancorp, Inc.
               201 North Main Street
               Bridgeport, Illinois 62417-1521
               Attn: William Tillmann
               Fax No. (618) 945-9225

               With a copy addressed to:

               Robert S. Cohen
               Giffin, Winning, Cohen & Bodewes, P.C.
               1 West Old State Capitol Plaza
               Suite 600 Myers Building
               P.O. Box 2117
               Springfield, Illinois 62705
               Fax No.  (217) 525-1710


          24. ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

          25. REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

          26. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       NATIONAL CITY BANCSHARES, INC.



                                       By:     /S/ ROBERT A. KEIL
                                          ---------------------------------
                                          Robert A. Keil, President
ATTEST:


     /S/ HAROLD A. MANN
-----------------------------------
Harold A. Mann, Secretary


                                       BRIDGEPORT BANCORP, INC.


                                       By:     /S/ JOHN R. WOLFE
                                          ---------------------------------
                                          John R. Wolfe, President
ATTEST:


     /S/ PATRICIA SCHOFIELD
-----------------------------------
Patricia Schofield, Secretary

                                   EXHIBIT A

                            FORM OF AFFILIATE LETTER


Gentlemen:

     In connection with the merger (the "Merger") of Bridgeport Bancorp, Inc., an Illinois corporation ("BBI"), with and into National City Bancshares, Inc., an Indiana corporation ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of ______________ __, 1997 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, $1.00 stated value, of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of BBI for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and BBI to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and BBI as follows:

     A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

          The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule.

     B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

     C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale pursuant to Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

     It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145 (d) (3) under the 1933 Act, as it may be amended from time to time.

     I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of BBI Common Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of BBI and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.


                                      Very truly yours,


                                      -------------------------------------

                                   EXHIBIT B

                       FORM OF OPINION OF COUNSEL FOR BBI


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. BBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank is the only BBI Subsidiary and a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

     2. BBI and the Bank have all requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

     3. The authorized capital stock of BBI consists of 10,000 shares of common stock, $25.00 par value per share. Based on BBI's stock transfer records, on the date hereof, there are 7,511 shares of BBI Common issued and outstanding and 2,489 shares in the treasury.

     4. The authorized capital stock of the Bank consists of 10,000 shares of common stock, $25.00 par value per share. Based on the Bank's stock transfer records, on the date hereof, there are 10,000 shares of Bank Stock issued and outstanding, of which 9,920 are owned of record by BBI.

     5. All the outstanding shares of BBI Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     6. The Agreement has been duly executed and delivered by BBI and constitutes a valid and binding obligation of BBI, enforceable against BBI in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights. The Agreement contains a provision to the effect that the Agreement is to be construed by and governed in accordance with the laws of the State of Indiana (the "Governing Law Provision"). Our opinion in this paragraph means that the Agreement, with the exception to the Governing Law Provision, is enforceable under the laws of the State of Illinois, subject to the exceptions provided above, and, furthermore, that an Illinois court or court applying Illinois law would enforce the Governing Law Provision.

     7. All consents or approvals of any Applicable Governmental Authorities required to be obtained by BBI in connection with the Merger have been obtained.

     8. The execution and delivery by BBI of, and the performance by BBI of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of association or by-laws of the Bank, or (b) to our knowledge, and except as set forth in the Disclosure Schedule, violate, result in a breach of or constitute a default under any material contract, agreement or other instrument to which BBI is a party or by which its properties are bound.

     9. The meeting of stockholders of BBI held on ________ __, 1997, was duly held in accordance with all applicable requirements, and the Agreement was duly adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of BBI Common, which is the only vote on the part of the holders of any class of BBI capital stock required in order to approve the Merger.

          10. Upon the filing and acceptance of the Articles of Merger under the BCA as required by the Agreement, and assuming that the Merger simultaneously becomes effective under the laws of the State of Indiana, the Merger will become effective under the laws of the State of Illinois.

                                   EXHIBIT C

                      FORM OF OPINION OF COUNSEL FOR NCBE


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. NCBE is incorporated and validly existing under the laws of Indiana and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     2. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, $1.00 stated value per share. All shares of NCBE Common issuable to stockholders of BBI as part of the Merger Consideration will be, when so issued, duly authorized, fully paid and non-assessable.

     3. The Agreement has been duly executed and delivered by each NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     4. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     5. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

     6. Upon the filing and acceptance of the Articles of Merger under the IBCL as required by the Agreement, and assuming that the Merger simultaneously becomes effective under the laws of the State of Illinois, the Merger will become effective under the laws of the State of Indiana.

     7. The Registration Statement has become effective under the Securities Act and, to our knowledge, is not the subject of any stop order or proceedings seeking a stop order.

                                  APPENDIX B

               EXCERPTS OF THE ILLINOIS BUSINESS CORPORATION ACT
                             (DISSENTERS' RIGHTS)


     5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i) alters or abolishes a preferential right of such shares;

        (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

        (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

        (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

        (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

     5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this

Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j)  As used in this Section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.    Indemnification of Directors and Officers.

     The Indiana Business Corporation Law provides in regard to indemnification of directors and officers as follows:

     23-1-37-8. [BASIS.] (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

               (1)  the individual's conduct was in good faith; and

               (2)  the individual reasonably believed:

                    (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and

                    (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

               (3) in the case of any criminal proceeding, the individual either:

                    (A) had reasonable cause to believe the individual's conduct was lawful; or

                    (B) had no reasonable cause to believe the individual's conduct was unlawful.

          (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plead of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     23-1-37.9. [AUTHORIZED.] Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     23-1-37-13. [OFFICERS, EMPLOYEES OR AGENTS.] Unless a corporation's articles of incorporation provide otherwise:

          (1) An officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

          (2) The corporation may indemnify and advance expenses under this chapter to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and

               (3) A corporation may also indemnify and advance expenses to an officer, employee or agent whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     23-1-37-15. [REMEDY NOT EXCLUSIVE OF OTHER RIGHTS.] (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

               (1)  A corporation's articles of incorporation or bylaws;

               (2) A resolution of the board of directors or of the shareholders; or

               (3) Any other authorization whether adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

          (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance or expenses are valid only to the extent consistent with the articles, bylaws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses;

          (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

     The Registrant's Articles of Incorporation generally provide for the indemnification of NCBE's directors, officers, employees and agents to the extent permitted by the foregoing provisions of the Indiana Business Corporation Law.

     In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits: The list of exhibits is incorporated by reference to the Index to Exhibits on page S-6.

          (b) Financial Statement Schedules: All financial statements schedules are omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedules.

Item 22.  Undertakings.

     1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through use of a prospectus which is a part of this Registration Statement, by a person or party who is deemed to be an underwriter within the making of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

     4. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification by the Registrant for liabilities arising under the Securities act of 11933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 30, 1997.

                                 National City Bancshares, Inc.


                                 By:  /s/ JOHN D. LIPPERT
                                      -------------------
                                      John D. Lippert, Chairman of the Board
                                      and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                                       Title                         Date
---------                                       -----                         ----
 /S/ JOHN D. LIPPERT          Chairman of the Board, Chief Executive      June 30, 1997
----------------------------  Officer and Director (Principal Executive
John D. Lippert               Officer)


 /S/ ROBERT A. KEIL           President, Chief Financial Officer and      June 30, 1997
----------------------------  Director (Principal Financial Officer)
Robert A. Keil

 /S/ MICHAEL F. ELLIOTT*      Executive Vice President and Director       June 30, 1997
----------------------------
Michael F. Elliott

 /S/ HAROLD A. MANN*          Secretary and Treasurer (Principal          June 30, 1997
----------------------------  Accounting Officer)
Harold A. Mann

 /S/ JANICE L. BEESLEY*       Director                                    June 30, 1997
----------------------------
Janice L. Beesley

 /S/ SUSAN R. EMGE*           Director                                    June 30, 1997
----------------------------
Susan R. Emge

 /S/ DONALD G. HARRIS*        Director                                    June 30, 1997
----------------------------
Donald G. Harris


Signature                                       Title                         Date
---------                                       -----                         ----
 /S/ DR. H. RAY HOOPS*
----------------------------  Director                                    June 30, 1997
Dr. H. Ray Hoops

 /S/ RONALD G. REHERMAN*      Director                                    June 30, 1997
----------------------------
Ronald G. Reherman

 /S/ LAWRENCE R. STEENBERG*   Director                                    June 30, 1997
----------------------------
Lawrence R. Steenberg

*By: /s/ ROBERT A. KEIL
    ------------------------
     Robert A. Keil, Attorney-
      in-fact

                               INDEX TO EXHIBITS


Exhibit No.                            Description
-----------     --------------------------------------------------------------
   2            Agreement and Plan of Merger dated April 21, 1997 between the
                Registrant and Bridgeport Bancorp, Inc. (incorporated by
                reference to Appendix A to the Proxy Statement/Prospectus
                included in this Registrant Statement).

   3(a)         Articles of Incorporation of the Registrant, as amended
                (incorporated by reference to Exhibit (3)(i) to Form 10-K for the year ending December 31, 1996).

   3(b) By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) to Form 10-K for the year ending December 31,
                1994).

   5* Opinion of Baker & Daniels, counsel for Registrant, regarding legality of securities offered hereby.

   8* Opinion of Baker & Daniels, counsel for Registrant, regarding tax matters.

  10(a)         Term Loan Agreement, dated as of June 26, 1996 between Twenty-
                One Southeast Third Corporation, the Registrant and The Northern
                Trust Company (incorporated by reference to Exhibit 10(a) to
                Form 10-Q for the period ending June 30, 1996).

  10(b)         Incentive Stock Option Plan (incorporated by reference to
                Exhibit 10(b) to Form 10-Q for the period ending June 30, 1996).

  10(c)         Incentive Stock Option Plan, First Amendment, dated as of
                December 18, 1996 (incorporated by reference to Exhibit 10(c) to
                Form 10-K for the year ending December 31, 1996).

  10(d)         Incentive Stock Option Plan, Second Amendment, dated as of March
                19, 1997 (incorporated by reference to Exhibit 10(d) to Form 10-
                K for the year ending December 31, 1996).

  10(e)         Supplemental Retirement Benefit Agreement between John D.
                Lippert and the Registrant (incorporated by reference to Exhibit
                10(e) to Form 10-K for the year ending December 31, 1996).

  10(f)         Term Loan Agreement, First Amendment, dated as of January 31,
                1997 (incorporated by reference to Exhibit 10(f) to Form 10-K for the year ending December 31, 1996).

  21            Subsidiaries of Registrant.

  23(a)*        Consent of McGladrey & Pullen, LLP.

  23(b)*        Consent of Kemper CPA Group, LLC.

  23(c)* Consent of Baker & Daniels - included in its opinions filed as Exhibits 5 and 8.

  24            Power of Attorney - included on page S-5 of original filing.

  99*           Form of BBI Proxy.


-----------

*  Filed with this amendment.